UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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First Midwest Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 8, 2009

Dear Stockholder:

I am pleased to invite you to attend the 2009 Annual Meeting of Stockholders of First Midwest Bancorp, Inc. which will be held on Wednesday, May 20, 2009 at 9:30 a.m., Central time, at the Wyndham Drake Oak Brook, 2301 York Road, Oak Brook, Illinois 60523. Attached and enclosed you will find a Notice setting forth the business expected to come before the meeting, the Proxy Statement, a Proxy Card and a copy of our 2008 Annual Report.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. Please cast your vote either by mail, telephone, or the Internet as instructed on the enclosed proxy card. Voting in any of these ways will not prevent you from attending the Annual Meeting. The Proxy Statement further explains how you can attend and vote your shares at the Annual Meeting.

On behalf of our Board of Directors, I would like to express our appreciation for your continued interest in the affairs of First Midwest Bancorp, Inc. I hope you will be able to attend the Annual Meeting.

Sincerely,

Michael L. Scudder

President and Chief Executive Officer

First Midwest Bancorp, Inc.

One Pierce Place, Suite 1500

Itasca, Illinois 60143

NOTICE OF ANNUAL MEETING

Date and Time:	May 20, 2009 at 9:30 a.m., Central time

Place:	Wyndham Drake Oak Brook, 2301 York Road, Oak Brook, Illinois 60523

Items of Business:	• To elect seven directors to our Board of Directors for a three-year term ending in 2012.

• To consider an advisory (non-binding) vote ratifying the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2009.

• To consider approval of certain amendments to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan.

• To consider an advisory (non-binding) vote approving executive compensation.

• To transact such other business as may properly come before the Annual Meeting.

Record Date:	You can vote only if you owned shares of First Midwest Bancorp, Inc. common stock at the close of business on March 23, 2009, the Record Date for the Annual Meeting.

Stockholders of Record List:

A list of the stockholders of record as of March 23, 2009 will be available for inspection during ordinary business hours at our offices, One Pierce Place, Suite 1500, Itasca, Illinois 60143, from May 8, 2009 to May 20, 2009, as well as at the Annual Meeting.

Additional Information:	Additional information regarding the matters to be acted upon at the Annual Meeting is included in the accompanying Proxy Statement.

Proxy Voting:

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by mail, telephone, or the Internet as instructed on your Proxy Card. Voting in any of these ways will not prevent you from attending, or voting your shares at the Annual Meeting. For instructions on how to vote your shares, see pages 1 to 5 of the enclosed Proxy Statement.

Mailing Date:	This notice and the accompanying Proxy Statement, Proxy Card and 2008 Annual Report, were mailed to you on or about April 8, 2009.

By order of the Board of Directors,

Cynthia A. Lance

Executive Vice President and

Corporate Secretary

First Midwest Bancorp, Inc.

April 8, 2009

PROXY STATEMENT

First Midwest Bancorp, Inc.

One Pierce Place, Suite 1500

Itasca, Illinois 60143

PROXY STATEMENT

Annual Meeting of Stockholders

May 20, 2009

INTRODUCTION

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors (Board) of First Midwest Bancorp, Inc., a Delaware corporation (FMBI, the Company or we), to be used at our 2009 Annual Meeting of Stockholders (Annual Meeting) on Wednesday, May 20, 2009 at 9:30 a.m., Central time, at the Wyndham Drake Oak Brook, 2301 York Road, Oak Brook, Illinois 60523, and at any adjournments or postponements of the Annual Meeting. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent to stockholders is April 8, 2009.

DEFINED TERMS

For your reference, Annex A to this proxy statement includes a glossary of certain terms, including terms relating to certain federal programs designed to restore stability to the financial markets and which impose executive compensation limitations on institutions participating in those programs.

VOTING INSTRUCTIONS AND INFORMATION

Who can vote at the Annual Meeting?

You are entitled to vote or direct the voting of your shares of FMBI common stock (Common Stock) if you were a stockholder of record at the close of business on March 23, 2009, the record date (Record Date) for the Annual Meeting. On that date, there were approximately 48,712,000 shares of Common Stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting, held by approximately 2,500 registered stockholders of record.

A proxy is your direction to another person to vote your shares in the manner you instruct. When you sign the enclosed proxy card, you will appoint certain members of our management to vote your shares at the Annual Meeting in the manner you instruct. Even if you plan to attend the Annual Meeting, you should complete, sign and return your proxy card in advance.

Who is and is not a stockholder of record?

If you hold Common Stock that is registered in your name at our transfer agent, BNY Mellon Shareowner Services (formerly, Mellon Investor Services L.L.C.) as of the Record Date, you are a “stockholder of record”. However, if you hold shares of our Common Stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, rather, you are a stockholder whose shares are held in “street name” and your broker, bank, or other nominee is considered the stockholder of record and you are considered the “beneficial owner” of the shares.

We sent copies of our proxy materials directly to all stockholders of record. If you are a beneficial owner whose shares are held in “street name”, these materials were sent to you by the bank, broker or similar institution through which you hold your shares. As the beneficial owner, you can direct this entity on how to vote your shares at the Annual Meeting and it is obligated to provide you with a voting instruction form for you to use for this purpose.

What does it mean if I receive more than one proxy card?

If you receive multiple proxy cards, this means you hold your shares in more than one account. To ensure that all your shares are voted, sign and return each proxy card. If you vote on the Internet or by telephone, you will need to vote once for each proxy voting instruction card you receive.

Do current FMBI employees who participate in the FMBI benefit plans receive a proxy mailing?

Employees who participate in the First Midwest Bancorp, Inc. Savings and Profit Sharing Plan (Savings and Profit Sharing Plan), First Midwest Bancorp, Inc. Non-qualified Retirement Plan (Retirement Plan), First Midwest Bancorp, Inc. Stock Option Gain Deferral Plan (Gain Deferral Plan) and/or the First Midwest Bancorp, Inc Dividend Reinvestment Plan, and have a Company e-mail address, will receive an e-mail from Broadridge Financial Solutions, Inc. describing how to access proxy materials and vote via the Internet or telephone. One e-mail will be sent for all accounts registered in the same employee name. If the employee’s accounts are registered in different names, he or she will receive a separate e-mail for each account. This e-mail will be titled: FIRST MIDWEST BANCORP, INC. 2009 ANNUAL MEETING OF STOCKHOLDERS AND PROXY VOTE.

The trustees under these plans are the record owners of all shares of Common Stock held in the plans, and the trustees will vote the shares held for the account of each employee in accordance with the instructions received from the employee. Employees should instruct the trustees how to vote their shares by using the instructions provided in the e-mail and vote via the Internet or by telephone. If the trustees do not receive voting instructions by the specified deadline, the trustees will vote the shares proportionally in the same manner as those shares for which instructions were received. Because the employees are not the record owners of the related shares, the employees may not vote these shares in person at the Annual Meeting.

What do I need to do to attend the Annual Meeting?

All stockholders must bring an acceptable form of identification, such as a driver’s license, in order to attend the Annual Meeting in person. In addition, if you hold shares in “street name” and would like to attend our Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on March 23, 2009, the Record Date for voting. In order to vote at the Annual Meeting, you will also need a valid “legal proxy,” which you can obtain by contacting your account representative at the broker, bank or similar institution through which you hold your shares. See below How do I vote?

How do I vote?

You may cast your vote in one of four ways:

•

By Internet. The web address for Internet voting can be found on the enclosed proxy card. Internet voting is available 24 hours a day. If you choose to vote by Internet, then you do not need to return the proxy card. To be valid, your vote by Internet must be received by the deadline specified on the card.

•

By Telephone. The number for telephone voting can be found on the enclosed proxy card. Telephone voting is available 24 hours a day. If you choose to vote by telephone, then you do not need to return the proxy card. To be valid, your vote by telephone must be received by the deadline specified on the card.

•	By Mail. Mark the enclosed proxy card, sign and date it, and return it in the pre-paid envelope we have provided. To be valid, your vote by mail must be received by the deadline specified on the card.

•

At the Annual Meeting. You can vote your shares in person at the Annual Meeting. If you are a stockholder of record, in order to vote at the Annual Meeting, you must present an acceptable form of identification, such as a driver’s license. If you hold your shares in “street name”, in order to vote at the Annual Meeting, you must obtain a legal proxy which you can obtain by contacting your account representative at the broker, bank or similar institution through which you hold your shares (see, What do I need to do to attend the Annual Meeting? on page 2), and bring that proxy to the Annual Meeting.

How can I revoke my proxy, substitute a new proxy or change my vote?

You can revoke your proxy or substitute a new proxy at any time before your proxy is voted at the Annual Meeting by:

•	subsequently submitting a new proxy through the Internet or by telephone; or

•	subsequently executing and mailing a proxy card that is received on a later date; or

•	giving written notice of revocation to our Corporate Secretary at One Pierce Place, Suite 1500, Itasca, Illinois 60143; or

•	voting in person at the Annual Meeting.

If your shares are held in “street name”, you may change your vote by submitting new voting instructions to your broker, bank, or other nominee.

How can I obtain an additional proxy card?

If you lose, misplace or otherwise need to obtain a proxy card, and:

•	you are a stockholder of record, contact our Corporate Secretary’s office at 630-875-7463; or

•	you hold Common Stock indirectly through a bank, broker or similar institution, contact your account representative at that organization.

If I submit a proxy by the Internet, telephone or mail, how will my shares be voted?

If you properly submit your proxy by the Internet, telephone or mail, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions. If you sign, date and return your proxy card, but do not give voting instructions, your shares will be voted as follows:

•	FOR the election of our director nominees;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2009;

•	FOR approval of certain amendments to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan;

•	FOR approval of executive compensation; and

•	otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

How are votes counted?

•

Election of Directors. You may vote FOR or AGAINST any or all director nominees, or you may ABSTAIN as to one or more directors. A majority of the votes cast with respect to the election of a director must be voted FOR the director in order for the director to be elected. A vote to ABSTAIN is not treated as a “vote cast” with respect to the election of a director, and thus will have no effect on the outcome of the vote. A director who fails to receive a majority FOR vote will tender his or her resignation to the Board for consideration, and our Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

•

Advisory (non-binding) Vote Ratifying the Appointment of Independent Auditors. You may vote FOR or AGAINST the ratification of the appointment of our independent auditors or you may ABSTAIN. A majority of the votes cast must be voted FOR ratification in order for the proposal to pass. A vote to ABSTAIN is not treated as a vote FOR or AGAINST, and thus will have no effect on the outcome of the vote. This is an advisory vote, the results of which will be considered by the Audit Committee of the Board.

•

Amendments to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan. You may vote FOR or AGAINST approval of certain amendments to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan or you may ABSTAIN. A majority of the shares present in person or represented by proxy at the Annual Meeting must be voted FOR this proposal in order for it to pass. A vote to ABSTAIN will have the effect of a vote AGAINST the proposal.

•

Advisory (non-binding) Vote Approving Executive Compensation. You may vote FOR or AGAINST the advisory (non-binding) vote approving executive compensation or you may ABSTAIN. A majority of the votes cast must be voted FOR the proposal in order for it to pass. A vote to ABSTAIN is not treated as a vote FOR or AGAINST, and thus will have no effect on the outcome of the vote. This is an advisory vote, the results of which will be considered by the Compensation Committee of the Board.

•

Broker Non-Vote. A failure by your broker to vote your shares when you have not given voting instructions will have no effect on the outcome of the vote on the election of directors, the advisory (non-binding) vote ratifying the independent auditors or the advisory (non-binding) vote approving executive compensation. Because the affirmative vote of a majority of the outstanding shares of Common Stock is necessary to approve the proposal regarding certain amendments to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, a failure by your broker to vote your shares when you have not given voting instructions will have the effect of a vote AGAINST that proposal.

How many votes are required to transact business at the Annual Meeting?

A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock as of March 23, 2009, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are treated as present for quorum purposes.

Who pays for the expenses of this proxy solicitation?

We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitations may be made by certain of our directors, officers or employees or affiliates telephonically, electronically or by other means of communication. Directors, officers and employees will receive no additional compensation for any such solicitation. We will reimburse brokers and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

Additional Information

A copy of our Annual Report for the fiscal year ended December 31, 2008 is enclosed with this Proxy Statement. You also may obtain additional information regarding First Midwest Bancorp, Inc., including our corporate governance policies and practices, by visiting our website at www.firstmidwest.com/aboutinvestor_corporate.asp, or by a written request to our Corporate Secretary at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

Important Notice Regarding the Availability of Proxy Materials

A complete copy of this Proxy Statement and our Annual Report for the fiscal year ended December 31, 2008 are also available at www.firstmidwest.com/aboutinvestor_electronic.asp.

ITEM 1—ELECTION OF DIRECTORS

Nominees for Election

Our Board consists of 14 directors, which are divided into three classes, with each class serving for staggered three-year terms. As a result, each year, only one class of directors stands for election at our annual meeting of stockholders. This year, the seven individuals named below have been, upon the recommendation of our Nominating and Corporate Governance Committee, nominated by our Board to stand for election at the Annual Meeting. All nominees are currently directors of FMBI and, with the exception of Barbara A. Boigegrain, Michael L. Scudder, and Thomas J. Schwartz, previously have been elected by our stockholders.

Messrs. Scudder and Schwartz were each elected by the Board as a director on September 14, 2008 following the unexpected death of John M. O’Meara, the Company’s former Chairman and Chief Executive Officer.

The Nominating and Corporate Governance Committee identified and recommended Barbara A. Boigegrain as a director to the full Board on August 19, 2008, and the Board elected her as member effective August 20, 2008.

If elected, each nominee will hold office for a three-year term ending in 2012 and until his or her successor has been elected and qualified, or until his or her earlier resignation or removal. All nominees have informed us that they are willing to serve as directors. Each nominee will tender his or her resignation as a director in accordance with our By-Laws and Corporate Governance Guidelines if he or she fails to receive the required vote for election, and the Board will determine whether it is in the best interest of the Company to accept any tendered resignation.

Nomination Process

In evaluating, identifying and recommending nominees for the Board, our Nominating and Corporate Governance Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines, namely:

•	the individual’s judgment, expertise, character, skills, background, knowledge of matters useful to the oversight of the Company and other relevant experience;

•	the individual’s ability and willingness to commit adequate time to Board and committee matters; and

•

the extent to which the interplay of the individual’s expertise, skills, knowledge and personality with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company.

We do not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board. Each nominee is evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board. The Nominating and Corporate Governance Committee discusses and evaluates possible candidates in detail and outside consultants are sometimes employed to help identify potential candidates, the fees for which are reviewed and approved by the Chair of the Nominating and Corporate Governance Committee. When determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee considers the director’s past attendance at meetings, participation in and contributions to Board activities and the most recent Board self-evaluation.

The Nominating and Corporate Governance Committee will consider and evaluate director candidates recommended by stockholders in the same manner as other candidates identified by the Committee. A stockholder wanting to formally nominate a candidate must do so by following the procedures described in the Company’s Articles of Incorporation and By-Laws, as amended from time to time.

Independence of Nominees and Non-Employee Directors

Our Board determines the independence of all non-employee directors in accordance with the “independence” requirements of the Nasdaq Stock Market listing standards (Nasdaq Rules). Accordingly, each year the Board affirmatively determines whether each non-employee director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Annually, each non-employee director is required to complete a questionnaire that provides information about relationships that might affect the determination of independence. Management then provides the Nominating and Corporate Governance Committee and Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that are outside the categories permitted under Nasdaq Rules.

Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board analyzed the independence of each of the Company’s nominees and other current directors, and determined that the following directors meet the standards of “independence” under our Corporate Governance Guidelines and Nasdaq Rules: Barbara A. Boigegrain, Vernon A. Brunner, Bruce S. Chelberg, John F. Chlebowski, Jr., Joseph W. England, Brother James Gaffney, Thomas M. Garvin, Patrick J. McDonnell, John E. Rooney, Ellen A. Rudnick, John L. Sterling and J. Stephen Vanderwoude. Our Board also determined that Robert P. O’Meara, the Company’s current Chairman and former Chief Executive Officer, Michael L. Scudder, the Company’s current President and Chief Executive Officer and Thomas J. Schwartz, the current President and Chief Executive Officer of our wholly owned subsidiary First Midwest Bank are all not “independent” under the standards of our Corporate Governance Guidelines and Nasdaq Rules.

In addition, our Board determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under Nasdaq Rules, and Patrick J. McDonnell is an “audit committee financial expert” within the meaning of the rules and regulations of the Securities and Exchange Commission (SEC).

The following individuals are the nominees for election for service on the Board:

Barbara A. Boigegrain (51) Director since 2008

Since 1994, Ms. Boigegrain has served as general secretary and chief executive officer of the General Board of Pension and Health Benefits of The United Methodist Church, Evanston, Illinois (a pension, health and welfare benefit trustee and administrator). Prior to 1994, she spent 11 years as a consultant with Towers Perrin and KPMG Peat Marwick. Ms. Boigegrain also is a member of the Board of Directors of Church Benefits Association, Evanston Inventure and Church Alliance.

Ms. Boigegrain serves as a member of our Audit Committee and Compensation Committee.

Bruce S. Chelberg (74) Director since 1989

Mr. Chelberg retired in 2000 as chairman and chief executive officer of Whitman Corporation, Rolling Meadows, Illinois (a diversified, multinational holding company). He also is a member of the Board of Directors of Snap-On Tools Corporation and Northfield Laboratories, Inc.

Mr. Chelberg serves as a member of our Audit Committee and Nominating and Corporate Governance Committee.

In accordance with Board policy, Mr. Chelberg has submitted his resignation each year since he reached age 70, however the Board has waived the retirement policy as it applied to Mr. Chelberg through December 31, 2009.

Joseph W. England (68) Director since 1986

Mr. England retired in 2000 as senior vice president of Deere & Company, Moline, Illinois (a mobile power equipment manufacturer). He also is a member of the Board of Directors of Winnebago Industries.

Mr. England serves as a member of our Executive Committee and the Chair of our Audit Committee.

Patrick J. McDonnell (65) Director since 2002

Since July 2000, Mr. McDonnell has served as the president and chief executive officer of The McDonnell Company LLC, Lake Forest, Illinois (a business consulting company). Previously, he served as director of global assurance for PriceWaterhouseCoopers LLP, an accounting firm, and vice chairman of business assurance for its predecessor, Coopers & Lybrand, LLP. Mr. McDonnell also is a member of the Board of Directors of Material Science Company, Inc.

Mr. McDonnell serves as a member of our Audit Committee and Nominating and Corporate Governance Committee.

Robert P. O’Meara (71) Director since 1982

Robert P. O’Meara has served as Chairman of the Board of First Midwest Bancorp, Inc. and First Midwest Bank since September 14, 2008 following the unexpected death of John M. O’Meara, the Company’s former Chairman and Chief Executive Officer.

Robert P. O’Meara previously served as the Chairman of the Board of First Midwest Bancorp, Inc. from 1998 to 2007. He also served as the Company’s Chief Executive Officer from 1987 through 2002. Robert P. O’Meara has over 39 years of experience in the banking and financial institution industry.

Robert P. O’Meara serves as a member of our Executive Committee.

In accordance with Board policy, Mr. O’Meara submitted his resignation in connection with his attaining age 70, however the Board has waived the retirement policy as it applies to Mr. O’Meara through December 31, 2009.

Thomas J. Schwartz (58) Director since 2008

Thomas J. Schwartz is the President and Chief Executive Officer of First Midwest Bank and an Executive Vice President of the Company. He was appointed to these positions on September 14, 2008 following the unexpected death of John M. O’Meara, the Company’s former Chairman and Chief Executive Officer.

Previously, Mr. Schwartz served as the President and Chief Operating Officer of First Midwest Bank from May of 2007 to September of 2008 and in various other management capacities with First Midwest Bank and the Company in his 38 years of service. He has over 38 years of experience in the banking and financial institution industry.

Mr. Schwartz serves as a member of our Executive Committee.

Michael L. Scudder (46) Director since 2008

Michael L. Scudder is the President and Chief Executive Officer of First Midwest Bancorp, Inc. and is an Executive Vice President of First Midwest Bank. He was appointed to these positions on September 14, 2008 following the unexpected death of John M. O’Meara, the Company’s former Chairman and Chief Executive Officer.

Previously, Mr. Scudder served as the Company’s President and Chief Operating Officer from May 2007 to September of 2008 and its Chief Financial Officer from January 2002 to May 2007. He also has served as the Group Executive Vice President and Chief Financial Officer of First Midwest Bank from May 1995 to December 2001 and in various other management capacities in his 22 years of service to the Company. Mr. Scudder has over 26 years of experience in the banking and financial institution industry.

Mr. Scudder serves as a member of our Executive Committee.

For more information regarding our Board, its members, its committees and our corporate governance practices, please see the section of this Proxy Statement entitled Corporate Governance at First Midwest Bancorp, Inc. beginning on page 19, or visit the Investor Relations Section of our website at http://www.firstmidwest.com/aboutinvestor_corporate.asp.

Directors’ Recommendation

The Board unanimously recommends a vote “For” the election of each of the nominees listed above for service on the Board.

ITEM 2—ADVISORY (NON-BINDING) VOTE RATIFYING INDEPENDENT AUDITORS

Independent Auditors

The Audit Committee of the Board has selected Ernst &Young LLP as our independent auditors for our fiscal year ending December 31, 2009. We are submitting the selection of independent auditors for stockholder ratification at the Annual Meeting. We expect a representative of Ernst & Young LLP to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders. Ernst & Young LLP also served as our independent auditors for our fiscal year ended December 31, 2008.

Our organizational documents do not require that our stockholders ratify the selection of our independent auditors. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but may retain them nonetheless. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of FMBI.

Fees Paid to Independent Auditors

The Audit Committee, or a designated member thereof, approves in advance all audit and any non-audit service rendered by Ernst & Young LLP on behalf of the Company. The following table shows information about fees paid by the Company to Ernst & Young LLP.

	2008	Percent of 2008 Services Approved by Audit Committee	2007	Percent of 2007 Services Approved by Audit Committee

Audit fees	$901,635	100%	$739,216	100%
Audit-related fees (a)	110,195	100%	84,000	100%
Tax fees (b)	111,285	100%	47,100	100%
All other fees	1,500	100%	1,500	100%

(a)	Includes fees related to the audit of the Company’s benefit plans, and consultation regarding technical accounting and reporting matters.

(b)	Includes tax return review services and tax advice and planning.

For audit related services, tax services and all other services, our Audit Committee has determined specific services and dollar thresholds under which such services would be considered pre-approved. To the extent management requests services other than these pre-approved services, or beyond the dollar thresholds, our Audit Committee must specifically approve the services. Further, under our fee policy, the independent auditors may not perform the non-audit services identified by the SEC as prohibited. Our fee policy requires management to provide to our Audit Committee on a quarterly basis a summary of all services performed by the independent auditors.

Directors’ Recommendation

The Board unanimously recommends a vote “For” ratification of the appointment of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2009.

ITEM 3—APPROVAL OF AMENDMENTS TO

THE FIRST MIDWEST BANCORP, INC. OMNIBUS STOCK AND INCENTIVE PLAN

Background

We currently maintain a First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan (Omnibus Plan), which we use for awarding all equity-based compensation to employees. Historically, we have granted stock options and shares of restricted stock and restricted stock units to key employees under the Omnibus Plan. We believe such equity awards align the interest of employees with those of stockholders because the value of an option award is only realized if our stock price increases after the date of grant, and the value of a restricted stock or restricted stock unit award appreciates as our stock price increases. As of the Record Date, only 663,918 shares remain available for future issuance under the Omnibus Plan, of which only 154,810 may be used for restricted stock or restricted stock unit awards.

Proposed Amendment

We are asking our stockholders to approve an amendment to the Omnibus Plan to:

1.	Increase the number of shares available for issuance under the Omnibus Plan by 1 million shares of Common Stock.

2.	Remove all restrictions on the number of authorized shares that may be issued as restricted stock or restricted stock units.

3.

Change the definition of “Change-in-Control” to conform to our form of employment agreement adopted in 2007, so that the definition of “Change-in-Control” will require the acquisition of 25% of the voting stock of the Company rather than acquisition of only 10% of the voting stock of the Company.

4.	Expressly prohibit the re-pricing of equity awards without stockholder approval.

5.	Add provisions relating to compliance with the EESA and TARP (collectively, the Omnibus Plan Amendments).

Purpose of the Omnibus Plan Amendments

We believe that our ability to attract and retain qualified, high-performing employees is vital to our success and growth as a company. Equity compensation is a very effective retention tool that encourages and appropriately rewards employee performance and aligns their interests with those of the stockholders. Consequently, we believe the Omnibus Plan Amendments will allow us to issue compensatory awards that are responsive to FMBI’s needs and will advance our long-term interests.

If the Omnibus Plan Amendments are not approved by stockholders we will be severely limited in our ability to make awards under our employee equity compensation programs. Without equity-based compensation, we would be at a competitive disadvantage in the ability to provide a market-competitive, total compensation package necessary to attract, retain and motivate the talent critical to our future success. We strongly believe that our equity-based incentive programs and emphasis on employee stock ownership have been integral to our success in the past and will continue to be important to our ability to achieve consistently strong performance in the years ahead.

On February 18, 2009, our Board approved the Omnibus Plan Amendments, subject to stockholder approval. In formulating and reaching its decision to recommend approval of the Ominbus Plan Amendments, the Board considered current best practices.

The following table shows what the breakdown of available shares would have been had the Ominbus Plan Amendments been in effect as of the Record Date:

Total	Director Plan	Amended Ominbus Plan
1,873,196	209,278	1,663,918

As of the Record Date, there were outstanding awards of 2,733,453 stock options, which have a weighted-average exercise price of $31.57 and a weighted-average term of 5.2 years, and 142,243 shares of restricted stock under all of our equity compensation plans. As of the Record Date, the average of the high and low sale price of one share of our Common Stock as quoted on the Nasdaq Stock Market was $9.22.

Effect of EESA and ARRA*

We are participants in the CPP, and we have consented to the limitations on executive compensation that were established for this program and in effect as of October 20, 2008 (see the section entitled 2008 Developments- Government Intervention and Regulation beginning on page 31). Subsequently, on February 17, 2009, the President signed into law the ARRA, which directs the Treasury to adopt rules to implement “compensation standards” for CPP participants, including a prohibition on bonus, retention or incentive pay, other than a certain prescribed value of restricted stock.

It is likely that these new legislative and regulatory restrictions will preclude us from issuing stock options and impose limits on our ability to issue restricted stock grants to our named executive officers so long as we are CPP participants.

Summary Description of the Omnibus Plan Amendments

The following discussion sets forth the material terms of the Omnibus Plan as amended by this proposal if approved by stockholders. The following is only a summary, and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Omnibus Plan Amendments which are attached hereto as Appendix B.

Administration. The Compensation Committee administers the Omnibus Plan and will determine the number of shares covered by awards and establish the terms, conditions and other provisions of the awards. Each member of the Compensation Committee must be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Code. The Compensation Committee may interpret the Omnibus Plan and establish, amend and rescind any rules relating to the plan, including adoption of rules or procedures. For more information about our Compensation Committee, see the section entitled Board Committees - Compensation Committee beginning on page 21.

Participants. The Compensation Committee determines the employees eligible to participate in the Omnibus Plan. As of December 31, 2008, there were approximately 117 employees eligible for participation under the Plan.

*	Annex A includes a glossary of certain terms used in this proxy statement including terms relating to the federal programs discussed in this proposal.

Authorized Shares for Future Awards. The Omnibus Plan authorizes the issuance of future awards for the acquisition of 1,663,918 shares of Common Stock to participants, which represents approximately 3.4% of our issued and outstanding Common Stock as of the Record Date. Of the shares available for issuance, all shares may be used for full value awards, which are awards other than stock options or stock appreciation rights. The following shares may be added back to the aggregate Omnibus Plan limit: (1) shares tendered in payment of the option price; (2) shares withheld by the Company to satisfy the tax withholding obligations; and (3) canceled awards.

No Repricing of Stock Options. The Omnibus Plan expressly prohibits the repricing of stock options without stockholder approval. The Company has never repriced option awards.

No Annual “Evergreen” Provision. The Omnibus Plan provides a specific number of shares of our Common Stock available for awards and does not contain an annual or automatic increase in the number of available shares.

Death, Disability or Retirement. In the event the employment of a participant is terminated by reason of death, disability, or retirement, any outstanding awards then exercisable may be exercised at any time prior to the earlier of: (1) the award’s expiration date, or (2) the third anniversary of the termination date. Awards vest 100% upon the death of the participant or if the participant’s employment terminates due to disability or retirement at or after his or her normal retirement date (as defined by our Omnibus Plan).

Dividends Paid on Shares of Restricted Stock. Historically we have paid dividends during the restricted period to the holders of unvested shares of restricted stock issued under the Omnibus Plan. However, the Compensation Committee has determined that, with respect to future issuances of restricted stock, we will hold all dividends and pay them to participants only upon completion of the restricted period when the restrictions lapse. Dividends on forfeited shares will be forfeited. We may pay dividends in cash or in shares of restricted stock.

Types of Awards. The Compensation Committee may in its discretion issue the awards listed below to participants subject to the terms of the Omnibus Plan and such terms, conditions, and provisions as the Compensation Committee may determine to be necessary or desirable. Except to the extent permitted by the specific terms of nonqualified stock options, no award will be assignable or transferable except by will, the laws of descent and distribution or, in the Compensation Committee’s discretion, in certain other manners.

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Stock Options. Stock options may be issued in the form of “incentive stock options” within the meaning of Section 422 of the Code, or stock options not meeting such Code definition, “nonqualified stock options”. All of the shares available under the Omnibus Plan may be awarded in the form of incentive stock options. The exercise price of any option may not be less than the fair market value per share of our Common Stock on the date of issuance.* Each stock option may be exercised in whole or in part after the grant becomes exercisable. The exercise price may be paid in cash, in shares of already owned Common Stock, in any combination of cash and shares, pursuant to a broker- assisted cashless exercise program or by such methods as the Compensation Committee may deem appropriate. For information about our historical practice regarding stock options see the section entitled What are the elements of our Executive Compensation Program? – Equity Grants beginning on page 37.

*	“Fair market value” is the average of the high and low sale price of one share of Common Stock as quoted on the Nasdaq Stock Market on the operative date.

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Restricted Stock Awards (RSAs). Restricted stock awards are awards of shares of Common Stock that after issuance, may not be sold or otherwise disposed of during a restricted period. Once the restricted period ends the shares may be sold or transferred by the holder. The Compensation Committee will determine the terms and conditions applicable to RSAs. Restricted stock may be voted by the recipient during the restricted period. A recipient of a grant of restricted stock will generally earn unrestricted ownership thereof only if he or she is continuously employed by us during the entire restricted period. For information about our historical practice regarding RSAs see the section entitled What are the elements of our Executive Compensation Program? – Equity Grants beginning on page 37.

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Restricted Stock Units (RSUs). RSUs are fixed or variable share units generally valued in whole or in part by reference to, or otherwise based on, the fair market value of our Common Stock. The Compensation Committee will determine the terms and conditions applicable to RSUs. A RSU may be payable in Common Stock, cash or a combination of both. For information about our historical practice regarding RSUs see the section entitled What are the elements of our Executive Compensation Program? – Equity Grants beginning on page 37.

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Performance Shares. Performance shares are awards of restricted stock (described above) that are awarded, or vest, upon the achievement of certain performance goals as determined by the Compensation Committee. The Compensation Committee will determine the terms and conditions applicable to performance shares. The value of performance shares is determined by the market value of our Common Stock on the date of issuance. Performance shares may be voted by the recipient during the applicable performance period. For information about our historical practice regarding performance shares see the section entitled What are the elements of our Executive Compensation Program? – Equity Grants and Performance-Awarded Restricted Stock Awards beginning on pages 37 and 39.

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Stock Appreciation Rights (SARs). Stock appreciation rights may be issued independently of any stock option or in tandem with all or any part of a stock option issued under the Omnibus Plan, upon such terms and conditions as the Compensation Committee may determine. When exercised, stock appreciation rights provide for the payment by the Company in cash or in shares of Common Stock, an amount equal to the difference between the fair market value per share of our Common Stock at the time of exercise over such value at the time of grant for each stock appreciation right exercised.

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Other Incentive Awards. The Compensation Committee may issue other types of awards of Common Stock or awards based in whole or in part by reference to Common Stock. Such awards could include, without limitation, unrestricted stock grants or awards related to the establishment or acquisition by the Company or any subsidiary of a new or start-up business or facility.

Adjustments. In the event there is a change in the capital structure of the Company as a result of any stock dividend or split, recapitalization, merger, consolidation or spin-off or other similar corporate change, the Compensation Committee will make an adjustment in the number and class of shares of Common Stock available for issuance under the Omnibus Plan, the number and class of shares subject to the per person limit on awards issued in any year and the number and class of shares covered by any outstanding award and the price per share thereof.

Change-in-Control. As amended, the definition of “Change-in-Control” will require the acquisition of 25% of the voting stock of the Company (rather than 10% as previously provided) by an unrelated third party. Also, a “Change-in-Control” will occur if there is an unwelcome change in a majority of the members of our Board, the stockholders approve a plan of complete liquidation or dissolution of the Company, or in the event that after we merge with another organization, our stockholders do not continue to own more than half of the voting stock of the merged company and more than half of the members of the board of the merged company are not members of our Board.

This provision is consistent with our form of employment agreement adopted in 2007. Under the Omnibus Plan, in the event of a “Change-in-Control”, unless a particular award agreement provides otherwise:

¡	all awards will vest 100% and all options will become exercisable in full;

¡	all restrictions applicable to RSAs and RSUs will terminate;

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all Performance Units and Performance Shares will be paid out based upon the extent to which performance goals during the performance period have been met up to the date of the Change-in-Control, or at target, whichever is higher; and

¡	all Other Awards will be paid out based on the terms thereof.

Amendments and Termination. The Board may amend, modify, suspend or terminate the Omnibus Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment or alteration that would adversely affect the rights of any participant under any award previously issued to such participant shall be made without the consent of such participant. There is no set termination date for the Omnibus Plan, although no award may be issued under the plan on or after February 21, 2011.

Federal Income Tax Considerations

The following discussion summarizes the federal income tax consequences to Participants who may receive grants of awards under the Omnibus Plan. The discussion is based upon current interpretations of the Code, and the regulations promulgated thereunder.

Nonqualified Stock Options. For federal income tax purposes, no income is recognized by a participant upon the issuance of a nonqualified stock option under the Omnibus Plan. Upon the exercise of a nonqualified option, compensation taxable as ordinary income will be realized by the participant in an amount equal to the excess of the fair market value of a share of Common Stock on the date of such exercise over the exercise price. A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between (1) the exercise price, increased by any compensation reported upon the participant’s exercise of the option, and (2) the amount realized on such sale or exchange. Such gain or loss will be capital in nature if the shares were held as a capital asset and will be long-term if such shares were held for more than one year. The Company is entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant is considered to have realized compensation by reason of the exercise of an option.

Incentive Stock Options. No taxable income is realized by a Participant pursuant to the exercise of an incentive stock option issued under the Omnibus Plan, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to such participant, then (1) upon the sale of such shares, any amount realized in excess of the option price will be taxed to such participant as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) no deduction will be allowed to the Company for Federal income tax purposes. Upon exercise of an incentive stock option, the participant may be subject to alternative minimum tax on certain items of tax preference. If the shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the holding period described above, generally (1) the Participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the option price thereof, and (2) the Company will be entitled to deduct such amount. Any further gain or loss realized will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company. If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option is treated as a nonqualified stock option.

Stock Appreciation Rights. No taxable income is recognized by a participant upon the issuance of an SAR under the Omnibus Plan. Upon the exercise of an SAR, however, compensation taxable as ordinary income will be realized by the participant in an amount equal to the cash received upon exercise, plus the fair market value on the date of exercise of any shares of Common Stock received upon exercise. Shares of Common Stock received on the exercise of an SAR will be eligible for capital gain treatment, with the capital gain holding period commencing on the date of exercise of the SAR.

Restricted Stock and Performance Shares. A recipient of restricted stock or performance shares generally will be subject to tax at ordinary income rates on the fair market value of the Common Stock at the time the award vests or is no longer subject to forfeiture. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of the grant will recognize ordinary taxable income on the date of the grant equal to the fair market value of the award as if the award was unrestricted and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited stock. Upon sale of the restricted stock after vesting or after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires.

However, if the recipient timely elects to be taxed as of the date of the grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the award on the date of the grant as if the award were then unrestricted and could be sold immediately. A participant receiving dividends with respect to an award for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income, rather than dividend income, in an amount equal to the dividends paid. The amount of ordinary income recognized upon the lapse of restrictions or by making the above-described election is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Restricted Stock Units. A recipient of RSUs will generally be subject to tax at ordinary income rates on the fair market value of Common Stock issued pursuant to such an award. The fair market value of any Common Stock received will generally be included in income at the time of receipt. The capital gain or loss holding period for any Common Stock distributed under an award will begin when the recipient recognizes ordinary income with respect to that distribution. The amount of ordinary income recognized is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Other Incentive Awards. The federal income tax consequences of Other Incentive Awards will depend on how such awards are structured. Generally, the Company will be entitled to a deduction with respect to such awards only to the extent that the recipient realizes compensation income in connection with such awards. It is anticipated that Other Incentive Awards will usually result in compensation income to the recipient in some amount. However, some forms of Other Incentive Awards may not result in any compensation income to the recipient or any income tax deduction for the Company.

Performance Goals and Maximum Awards. Section 162(m) of the Code disallows federal income tax deductions for certain compensation in excess of $1,000,000 per year paid to each of the Company’s Chief Executive Officer and its other four most highly compensated executive officers (collectively, the “Covered Employees”). Under Section 162(m), compensation that qualifies as “other performance-based compensation” is not subject to the $1,000,000 limit. One of the conditions necessary to qualify certain incentive awards as “other performance-based compensation” is that the material terms of the performance goals under which the award is made must be disclosed to, and approved by, the stockholders of the Company before the incentive compensation is paid.

Golden Parachute Payments. Awards that are granted, accelerated or enhanced upon the occurrence of, or in anticipation of, a change-in-control may give rise, in whole or in part, to “excess parachute payments” under Section 280G and Section 4999 of the Code. With respect to any excess parachute payment, the participant would be subject to a 20% excise tax on, and we would be denied a deduction for the “excess” amount.

Effect of EESA. We have contractually agreed to abide by a provision of EESA and the Treasury’s regulations which limits our tax deduction for compensation paid to our named executive officers to $500,000 annually. This provision of EESA amended the Code by adding Section 162(m)(5). Code Section 162(m)(5) imposes a $500,000 deduction limit. In addition, prior to the amendment, certain performance based compensation paid under shareholder approved plans did not count toward such limit. The EESA and Code Section 162(m)(5) eliminate that exclusion for us. See the section entitled 2008 Developments - Government Intervention and Regulation beginning on page 31.

Omnibus Plan Benefits

The type and amount of any future awards under the Omnibus Plan are not currently determinable by the Compensation Committee.

Registration with the SEC

The Company intends to file a Registration Statement on Form S-8 relating to the issuance of Common Stock under the Omnibus Plan with the SEC pursuant to the Securities Act of 1933, as amended (Securities Act), as soon as is practicable after approval of the Omnibus Plan by the Company’s stockholders.

Directors’ Recommendation

The Board unanimously recommends stockholders vote “For” approval of the Omnibus Plan Amendment.

ITEM 4—ADVISORY (NON-BINDING)

VOTE ON EXECUTIVE COMPENSATION *

On February 17, 2009, the President signed into law the ARRA, which revised Section 111(e) of the EESA to require any recipient of funds in the TARP program to permit a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the SEC. We received TARP funds through our participation in the CPP (see the section entitled 2008 Developments - Government Intervention and Regulation beginning on page 31). In order to comply with the ARRA, the Board has decided to provide shareholders with the right to cast an advisory vote to approve the compensation of the Company’s executives at the Annual Meeting.

This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s executives, as described in the Named Executive Officer Compensation Discussion and Analysis and the tabular and accompanying narrative disclosure regarding Named Executive Officer compensation in this Proxy Statement for its 2009 Annual Meeting.”

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

We believe that our compensation policies and procedures are reasonable as they further the Company’s goals of offering our named executive officers market-competitive compensation that is appropriately balanced between base and variable, or “at-risk” pay. We also believe that our compensation program is effective and appropriate. We encourage you to review closely our Named Executive Officer Compensation Discussion and Analysis and the related tabular disclosure (pages 30 through 59). We organized this information to discuss each element of our compensation programs, and certain compensation information for our named executive officers for the past three years as required by SEC rules. As a result, most of our tabular disclosure is backwards-looking.

The EESA and ARRA, and future regulations will greatly affect our compensation practices going forward. These laws apply to us because we sold preferred stock to the Treasury in the fourth quarter of 2008 under the CPP. Unfortunately, key details of these new laws will be determined only after the Treasury issues new regulations. As a result, we cannot reliably predict what changes we will be required to make to our compensation programs, and what effect these changes will have on our competitive position.

Directors’ Recommendation

The Board unanimously recommends stockholders vote “For” this proposal.

*	Annex A includes a glossary of certain terms used in this proxy statement including terms relating to the federal programs discussed in this proposal.

CORPORATE GOVERNANCE AT FIRST MIDWEST BANCORP, INC.

Our Board is committed to maintaining strong corporate governance principles and practices. If you would like additional information about our corporate governance practices, you may view the following documents on our website at www.firstmidwest.com/aboutinvestor_corporate.asp or request them in print by sending a written request to the Corporate Secretary at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143:

•	Code of Ethics for Senior Financial Officers

•	Code of Ethics and Standards of Conduct

•	Related Person Transaction Policies and Procedures

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Corporate Governance Guidelines

Corporate Governance Guidelines and Committee Charters

The Corporate Governance Guidelines and the charters of the three standing committees of our Board describe our corporate governance practices. The Corporate Governance Guidelines and charters are intended to ensure that our Board has practices in place to review and evaluate our business operations and to make decisions that are independent of management. The Corporate Governance Guidelines establish the practices the Board follows with respect to Board composition and selection, Board meetings, management and Board performance evaluations, succession planning, Board committees and director compensation. The Corporate Governance Guidelines and standing committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving corporate governance practices.

Code of Ethics and Standards of Conduct and Code of Ethics for Senior Financial Officers

We have adopted a Code of Ethics and Standards of Conduct, which applies to all of our directors, officers and employees, as well as a Code of Ethics for Senior Financial Officers which applies to our senior financial officers. Our Code of Ethics and Standards of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and also meets the requirements of a “code of business conduct and ethics” under Nasdaq Rules. Annually all employees are required to certify that they have reviewed and are familiar with the Code of Ethics and Standards of Conduct, and all officers are required to certify compliance with the code. Waivers of the Code of Ethics and Standards of Conduct for executive officers are required to be disclosed to the Chair of the Nominating and Corporate Governance Committee of the Board. Both documents are available on our website and we will provide stockholders with a printed copy upon request.

Meetings

Our Board holds regularly scheduled quarterly meetings. Typically, committee meetings occur either the day of, or the day prior to the Board meeting. Twice a year, the Board devotes additional time to presentations and discussions with senior management about the Company’s long-term strategy. At each quarterly Board meeting, time is set aside for the independent directors to meet without management present.

In addition to the quarterly meetings, typically there are special meetings each year. For example, during 2008 our Board held four special meetings, our Compensation Committee held three special meetings and our Nominating and Corporate Governance Committee held two special meetings. Our Audit Committee did not hold any special meetings during 2008.

We expect our directors to attend all Board meetings and meetings of committees of the Board on which they serve. Directors are also expected to attend each annual stockholders meeting. All directors, including the current nominees for director, attended last year’s annual stockholders meeting held on May 21, 2008, with the exception of Ms. Boigegrain who was not elected to the Board until August 20, 2008.

The Board held a total of eight meetings during 2008. Director attendance at meetings of the Board and its committees averaged 95% during 2008. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. The Board met in executive session without management present during all of its 2008 meetings with the committee chair who is most familiar with the subject matter being discussed leading the discussion.

Board Committees

Our Board has three standing committees, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each standing committee has a written charter and the Board has determined that each of the members of our standing committees is “independent” under the provisions of our Corporate Governance Guidelines and Nasdaq Rules. The Board also established an Executive Committee in October of 2008. The Executive Committee held one meeting during 2008.

Under our Corporate Governance Guidelines, the members of each Board committee (including each committee chair and any vice-chair) are appointed by the Board upon the recommendation of the Nominating and Corporate Governance Committee, and a member may only serve as the chair of one committee of the Board at any given time. On April 1, 2009 Vernon A. Brunner, the chair of our Compensation Committee, died. As a result: (1) J. Stephen Vanderwoude (who was previously the vice-chair of our Compensation Committee and chair of the Nominating and Corporate Governance Committee) became the chair of our Compensation Committee; and (2) Brother James Gaffney (who was previously the vice-chair of our Nominating and Corporate Governance Committee) became the chair of our Nominating and Corporate Governance Committee.

The table below provides current membership and meeting information for each of the Board committees for the 2008 fiscal year. In November of 2008: (1) Both Ms. Boigegrain and Ms. Rudnick joined the Audit Committee; (2) Both Ms. Boigegrain and Brother James Gaffney joined the Compensation Committee; and (3) Mr. McDonnell joined the Nominating and Corporate Governance Committee.

Name	Executive		Audit		Compensation		Nominating & Corp. Governance
Boigegrain, Barbara A.			X		X
Chelberg, Bruce S.			X				X
Chlebowski Jr., John F.			X
England, Joseph W.	X		X	*
Gaffney, Brother James					X		X	*
Garvin, Thomas M.					X		X
McDonnell, Patrick J.			X				X
O’Meara, Robert P.	X	*
Rooney, John E.			X
Rudnick, Ellen A.			X				X
Schwartz, Thomas J.	X
Scudder, Michael L.	X
Sterling, John L.					X
Vanderwoude, J. Stephen	X				X	*	X
Total meetings in fiscal year 2008	1		12		7		6
*	Committee Chair

Below is a description of each standing committee of our Board as well as our Executive Committee. Each standing committee has the authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities. The charter of each standing committee describes the specific responsibilities and functions of such committee, and you may view each charter by visiting our website at www.firstmidwest.com/aboutinvestor_corporate.asp.

Audit Committee. The primary responsibilities of the Audit Committee are to: (1) assist the Board in its oversight of the integrity of our financial statements and systems of internal control over financial reporting; (2) oversee the Company’s compliance with legal and regulatory requirements relating to financial reporting and disclosure; (3) evaluate the independence and qualifications of our independent auditors; and (4) oversee the performance of our independent auditors and our internal audit function. The Audit Committee also is solely responsible for the appointment, compensation, and retention of our independent auditors. The Audit Committee relies on the expertise and knowledge of management, the internal auditors, and the independent auditor in carrying out its oversight responsibilities. The Audit Committee Charter describes the Committee’s specific responsibilities.

Compensation Committee. The primary responsibilities of the Compensation Committee are to: (1) assist the Board in establishing the annual goals and objectives of the Chief Executive Officer; (2) recommend to the Board the compensation of the Chief Executive Officer and senior officers of the Company; (3) oversee and advise the Board on the adoption of policies that govern our compensation programs and other compensation-related policies; (4) oversee administration of our equity-based compensation and other benefit plans; and (5) approve and authorize grants of equity compensation awards under our equity plans. From time to time the Compensation Committee reviews the compensation paid to non-employee directors, and makes recommendations to the Board for any adjustments. Our Chief Executive Officer generally attends Compensation Committee meetings but is not present for the executive sessions or for any discussion of his compensation.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant used to assist in the evaluation of executive compensation and to approve the consultant’s fees and retention terms. From time to time the Compensation Committee retains Deloitte Consulting, a compensation consultant, to provide analysis and advice on various matters relating to the compensation of our executive officers and directors. Deloitte Consulting does not perform any other services for the Company and is directly accountable to the Compensation Committee. The Committee must approve all services performed by the consultant and the Committee believes that the advice of Deloitte Consulting has been fully independent during its service to the Compensation Committee. From time to time the Compensation Committee may delegate authority to the Company’s Retirement and Benefit Plans Administration Committee, Chief Executive Officer, Chief Financial Officer or the employee resources director to fulfill certain administrative duties regarding the compensation programs. Each member of the Compensation Committee must be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Code (see the section entitled Named Executive Officer Discussion and Analysis beginning on page 30 for more information about the Compensation Committee’s work).

Nominating and Corporate Governance Committee. The primary responsibilities of the Nominating and Corporate Governance Committee are to: (1) determine the slate of director nominees for election to our Board; (2) identify and recommend candidates to fill vacancies occurring between annual stockholder meetings; (3) review the composition of Board committees; (4) monitor compliance with, review, and recommend changes to the Code of Ethics and Standards of Conduct and Corporate Governance Guidelines; and (5) review our policies and programs that relate to matters of corporate responsibility. The Chair of the Nominating and Corporate Governance Committee also is responsible for leading the Board’s annual performance review. The Nominating and Corporate Governance Committee regularly reviews and recommends any necessary or desirable changes to our By-Laws.

Executive Committee. The Executive Committee, which is subject to the supervision and control of the Board, has been delegated substantially all of the powers of the Board of Directors to act between meetings of the Board, except for certain matters reserved to the Board by law.

Related Person Transactions

We maintain a policy for reviewing, approving and monitoring transactions involving the Company and “related persons” (generally, directors and executive officers or their immediate family members, or stockholders owning 5% or more of our Common Stock). Our policy covers any transaction that meets the minimum threshold for disclosure in a proxy statement under SEC rules and regulations (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect interest).

Our Nominating and Corporate Governance committee is responsible for reviewing and approving (or ratifying) all transactions with related persons. The Nominating and Corporate Governance Committee will take into account all relevant factors in its analysis, including whether the transaction is on terms comparable to those available to third-parties. The Nominating and Corporate Governance Committee will also determine whether any transaction with a related person impairs the independence of a director, or presents a conflict of interest on the part of a director or executive officer. The Chair of the Nominating and Corporate Governance Committee may pre-approve or ratify any transaction with a related person involving an amount up to $500,000. The policy also provides that transactions involving competitive bids, the rendering of services by a regulated entity and certain ordinary course of business banking transactions shall be deemed to be pre-approved by the Nominating and Corporate Governance Committee.

During 2008, the Nominating and Corporate Governance Committee reviewed and approved the employment of Brian J. O’Meara, our Director of Marketing and son of our former Chairman and Chief Executive Officer John M. O’Meara, who earned more than $120,000 in 2008. Also during 2008, the Company and our banking subsidiary, engaged in transactions in the ordinary course of business with some of our executive officers, directors and entities with which they are associated. All loans, loan commitments and other banking services in connection with these transactions were in the ordinary course of business, on substantially the same terms, including current interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to the Company and did not involve more than the normal risk of collectibility or present other unfavorable features.

Compensation Committee Interlocks and Insider Participation

None of our executive officers during the 2008 fiscal year served, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Stockholder Communication with Directors

Stockholders may contact an individual director, the Board as a group, or a specified Board committee or group, including our independent directors as a group, by submitting written correspondence to First Midwest Bancorp, Inc., Attn: Board of Directors, One Pierce Place, Suite 1500, Itasca, Illinois 60143. Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. Communications also may be referred to other departments within the Company. The Company generally will not forward to the directors a stockholder communication that it determines to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about the Company. Concerns about questionable accounting or auditing matters should be reported in writing to the Board’s Audit Committee Chair or the Company’s Audit Services Director at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND MANAGEMENT

The following table sets forth, as of February 15, 2009, information about the beneficial ownership of our Common Stock by all directors, our named executive officers (as defined on page 32), and our directors and all executive officers as a group. Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to applicable community property laws that may apply to create shared voting and investment power. Unless indicated in the notes, the address of each beneficial owner is c/o First Midwest Bancorp, Inc. One Pierce Place, Suite 1500, Itasca, Illinois 60143.

We calculated the “Percent of Class” based on approximately 48,712,000 shares of Common Stock outstanding on February 15, 2009. In accordance with SEC regulations, we also include shares subject to options that are currently exercisable or will become exercisable within 60 days of February 15, 2009. Those shares are deemed to be outstanding and beneficially owned by the person holding such option for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Owner	Number of Shares (1)(2)(3)(4)		Percent of Class
Directors
Barbara A. Boigegrain	973		*
Vernon A. Brunner	22,333		*
Bruce S. Chelberg	60,582		*
John F. Chlebowski, Jr.	7,221		*
Joseph W. England	44,550		*
Brother James Gaffney	26,379	(5)	*
Thomas M. Garvin	63,229	(6)	*
Patrick J. McDonnell	33,847		*
Robert P. O’Meara	666,502		1.37%
John E. Rooney	16,657		*
Ellen A. Rudnick	14,288		*
Thomas J. Schwartz	256,318		*
Michael L. Scudder	166,210		*
John L. Sterling	108,039		*
J. Stephen Vanderwoude	72,021		*

Named Executive Officers (other than Messrs. Schwartz and Scudder)
Victor P. Carapella	159,177	(7)	*
Paul F. Clemens	6,514		*
Janet M. Viano	104,398		*

All directors and executive officers (including named executive officers) as a group
(23 persons)	2,122,532	(8)	4.29%
*	Less than 1%

Notes:
(1)

Includes the following shares of Common Stock subject to options exercisable within 60 days after February 15, 2009: Barbara A. Boigegrain, 0 shares; Vernon A. Brunner, 7,643 shares; Bruce S. Chelberg, 26,281 shares; John F. Chlebowski, Jr., 6,586 shares; Joseph W. England, 26,281 shares; Brother James Gaffney, 26,281 shares; Thomas M. Garvin, 6,366 shares; Patrick J. McDonnell, 18,712 shares; Robert P. O’Meara, 14,475 shares; John E. Rooney, 12,321 shares; Ellen A. Rudnick, 10,653 shares; Thomas J. Schwartz, 107,708 shares; Michael L. Scudder, 102,283 shares; John L. Sterling, 22,172 shares; J. Stephen Vanderwoude, 22,997 shares; Victor P. Carapella, 69,587 shares; Paul F. Clemens, 3,141 shares; and Janet M. Viano, 72,617 shares.

(2)

Some of our directors and officers have deferred cash compensation (in the form of phantom Common Stock) or stock option gains (in the form of Common Stock equivalents) under our deferred compensation plans which are described on page 52. Some of these deferred amounts will be paid out in shares of our Common Stock upon the directors’ or officers’ retirement or other termination of employment or service with the Company. The number of shares of Common Stock to which the directors and officers would be entitled had their employment or service with the Company terminated as of February 15, 2009, is as follows: Thomas M. Garvin, 29,022 shares; Robert P. O’Meara, 131,474 shares; John E. Rooney, 781 shares; Thomas J. Schwartz, 92,471 shares; Michael L. Scudder, 8,853 shares; J. Stephen Vanderwoude, 14,895 shares; Victor P. Carapella, 48,710 shares; Paul F. Clemens, 305 shares; and Janet M. Viano, 9,400 shares. The directors and officers have voting and investment power for the shares of phantom Common Stock and voting power but no dispositive power for the Common Stock equivalent shares.

(3)

Includes the following shares of Common Stock held through the Company’s Savings and Profit Sharing Plan: Thomas J. Schwartz, 1,355 shares; Michael L. Scudder, 5,806 shares; Victor P. Carapella, 25,527 shares; Paul F. Clemens, 114 shares; and Janet M. Viano, 15,156 shares.

(4)

Includes the following shares of restricted stock subject to future vesting conditions as to which the individual has voting power but no dispositive power: Barbara A. Boigegrain, 973 shares; Vernon A. Brunner, 635 shares; Bruce S. Chelberg, 635 shares; John F. Chlebowski, Jr., 635 shares; Joseph W. England, 635 shares; Brother James Gaffney, 0 shares; Thomas M. Garvin, 635 shares; Patrick J. McDonnell, 635 shares; Robert P. O’Meara, 635 shares; John E. Rooney, 635 shares; Ellen A. Rudnick, 635 shares; Thomas J. Schwartz, 5,682 shares; Michael L. Scudder, 35,715 shares; John L. Sterling, 635 shares; J. Stephen Vanderwoude, 635 shares; Victor P. Carapella, 1,819 shares; Paul F. Clemens, 954 shares; and Janet M. Viano, 1,807 shares.

(5)	Includes 98 shares of Common Stock owned by Lewis University as to which Brother James Gaffney disclaims beneficial ownership.

(6)	Includes 27,206 shares of Common Stock held in a margin account.

(7)	Includes 7,139 shares of Common Stock held in a margin account.

(8)

Includes: 69,061 shares of Common Stock held in our Savings and Profit Sharing Plan for the accounts of certain executive officers; 60,798 shares of restricted stock which are subject to future vesting conditions; 366,217 shares of Common Stock payable to certain directors and executive officers pursuant to our deferred compensation plans; and 779,619 shares of Common Stock subject to options exercisable within 60 days after February 15, 2009. Includes 34,766 shares of Common Stock held in margin accounts.

Other Security Ownership

The following table identifies each person or group known to us as of February 15, 2009 to beneficially own more than 5% of our outstanding Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barclays Global Investors, N.A. (1) 45 Fremont Street San Francisco, CA 94105	4,257,283 shares	8.77%

Notes:
(1)

This information is based solely on a Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA., and a group of affiliated entities which reported sole voting and dispositive power as of December 31, 2008 as follows: (i) Barclays Global Investors, NA., sole voting power as to 898,631 shares and sole dispositive power as to 1,004,991 shares; (ii) Barclays Global Fund Advisors, sole voting power as to 2,666,578 shares and sole dispositive power as to 3,219,700 shares; and (iii) Barclays Global Investors, LTD, sole voting power as to 1,500 shares and sole dispositive power as to 32,592 shares.

DIRECTOR COMPENSATION

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties and comparative data regarding director compensation of our peers. Neither Michael L. Scudder, our President and Chief Executive Officer, nor Thomas J. Schwartz, the President and Chief Executive Officer of First Midwest Bank, receives compensation for serving as a member of the Board.

Cash Compensation. In 2008, the annual cash component of our director compensation program consisted of an annual fixed retainer of $40,000 for each non-employee director plus additional annual retainers of: (1) $8,000 for the chair of the Audit Committee; (2) $4,000 for each Audit Committee member; (3) $4,000 for the Chair of the Compensation Committee; and (4) $4,000 for the Chair of the Nominating and Corporate Governance Committee. As of September 14, 2008, we implemented an annual cash retainer for our non-employee Chairman of the Board in the amount of $100,000. Each annual retainer was paid in equal quarterly installments in arrears. Payment of each annual retainer was contingent upon the director’s service during the preceding quarter. We also reimbursed our directors for any Board and committee attendance-related expenses.

Equity-Based Compensation. The annual equity component of our non-employee director compensation program generally each year is issued on the day of our February full Board meeting. Equity awards are issued as authorized by the Board and recommended by the Compensation Committee. Historically, our non-employee director equity awards have been in the form of nonqualified stock options, however, in May of 2008 the Board determined that shares of restricted stock, rather than non-qualified stock options would be issued for the equity component of our non-employee director compensation program in the future. Director equity awards are issued under the First Midwest Bancorp, Inc. Amended and Restated Directors Stock Plan (Directors Plan).

In 2008, the aggregate dollar value of the equity component of our annual non-employee director compensation was based on $56,000 for each director. Due to limitations with regard to the number of shares available for issuance under the Directors Plan, we were able to issue only a partial equity award (in the form of non-qualified stock options) to our non-employee directors on February 20, 2008. The balance of the non-employee director equity awards were issued (in the form of shares of restricted stock) on May 21, 2008 after the Company’s stockholders approved an additional 200,000 shares of Common Stock for issuance under the Directors Plan.

The February awards were calculated by determining a pro-rated dollar amount for each award based on the number of shares available for issuance under the Directors Plan, divided by $28.095, the average of the high and low sale price of one share of our Common Stock on the date of grant as reported by the Nasdaq Stock Market. The May awards were calculated by taking the dollar value of the balance, divided by $24.79, the average of the high and low sale price of one share of our Common Stock on the date of grant as reported by the Nasdaq Stock Market. Each non-employee director received a full equity award in 2008 with the exception of Barbara A. Boigegrain who received a pro-rated award of shares of restricted Common Stock on August 20, 2008 (the day she joined the Board). The equity awards for our non-employee directors for the 2008 fiscal year were as follows:

	Non-Qualified Stock Options	Restricted Stock
Barbara A. Boigegrain	-	973
Vernon A. Brunner	3,740	635
Bruce S. Chelberg	3,740	635
John F. Chlebowski, Jr.	3,740	635
Joseph W. England	3,740	635
Brother James Gaffney	3,740	-
Thomas M. Garvin	3,740	635
Patrick J. McDonnell	3,740	635
Robert P. O’Meara	3,740	635
John E. Rooney	3,740	635
Ellen A. Rudnick	3,740	635
John L. Sterling	3,740	635
J. Stephen Vanderwoude	3,740	635

Non-qualified Stock Options: The exercise price of non-qualified stock options issued to non-employee directors is equal to the average of the high and low sale price of one share of our Common Stock on the date of grant as reported by the Nasdaq Stock Market. Each option has a term of ten years from the date of grant and becomes exercisable one year from the grant date subject to accelerated vesting in the event of end of Board service, death, disability or a change-in-control, as defined in the Directors Plan. Options are nontransferable except to family members, family trusts or partnerships and include reload features. Information relating to the reload feature can be found on page 38.

Restricted Stock: The number of shares granted under each award of restricted stock is equal to the dollar value of the award, divided by the average of the high and low sale price of one share of our Common Stock on the date of grant. These awards have a vesting period of one year from the date of grant, and are nontransferable prior to vesting. In the event of a change-in-control, as defined in the Directors Plan, all unvested shares of restricted stock will vest in full, the restrictions will laps and the shares will be freely transferable.

Deferred Compensation Plan for Non-Employee Directors. The First Midwest Bancorp, Inc. Deferred Compensation Plan for Non-employee Directors (Directors Deferred Plan) allows non-employee directors to defer receipt of either 50% or 100% of any director fees and retainers. Deferral elections are made in December of each year for amounts to be earned in the following year. Accounts are deemed to be invested in separate investment accounts under the plan, with the same investment alternatives as those available under our Retirement Plan, including an investment account for shares of our Common Stock. For a list of the funds available for investment under the Directors Deferred Plan and the investment returns for the year ended December 31, 2008, see the fund table presented in the section of this Proxy Statement entitled Non-qualified Deferred Compensation beginning on page 52.

The accounts of directors participating in the Directors Deferred Plan are adjusted to reflect the investment return related to such deemed investments and they are able to modify their investment elections at any time. Deferred director fees and retainers are payable at the director’s election, either as a lump sum or in installments over a period not to exceed fifteen years. Payments under the Directors Deferred Plan begin at the date specified by the director or upon cessation of service as a director.

The following table summarizes the cash compensation we paid to our non-employee directors during 2008, and the dollar amount expensed by the Company for financial statement purposes during 2008 with respect to equity grants (including annual equity compensation grants and stock option reload grants) issued in 2008 and 2007 to our non-employee directors.

(a)	(b)		(c)	(d)	(e)		(f)
Name	Fees Earned or Paid in Cash (1) ($)		Stock Awards (2)(3) ($)	Option Awards (4)(5) ($)	All Other Compensation (6) ($)		Total ($)
Barbara A. Boigegrain (7)	$10,000		$7,649	$ -	$2,500		$20,149
Vernon A. Brunner	42,000		9,661	13,955	2,500		68,116
Bruce S. Chelberg	47,000		9,661	13,955	-		70,616
John F. Chlebowski, Jr.	44,000		9,661	19,990	-		73,651
Joseph W. England	48,000		9,661	13,955	-		71,616
Brother James Gaffney (8)	-		-	13,955	-		13,955
Thomas M. Garvin	40,000		9,661	13,955	1,000		64,616
Patrick J. McDonnell	44,000		9,661	13,955	-		67,616
Robert P. O’Meara	44,620	(9)	9,661	15,301	8,535	(9)	78,117
John E. Rooney	44,000		9,661	13,955	-		67,616
Ellen A. Rudnick	40,000		9,661	13,955	2,500		66,116
John L. Sterling	40,000		9,661	13,955	-		63,616
J. Stephen Vanderwoude	47,000		9,661	13,955	-		70,616

Notes:
(1)	Includes amounts deferred at the election of the Directors pursuant to our Directors Deferred Plan.

(2)

The amounts in column (c) represent the dollar amount recognized for financial statement purposes with respect to the 2008 fiscal year for shares of restricted stock granted to non-employee directors in 2008 and 2007 in accordance with SFAS No. 123R. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)

The aggregate number of shares of restricted stock as of December 31, 2008 issued to each non-employee director is as follows: Barbara A. Boigegrain, 973; Vernon A. Brunner, 635; Bruce S. Chelberg, 635; John F. Chlebowski, Jr., 635; Joseph W. England, 635; Brother James Gaffney, 0; Thomas M. Garvin, 635; Patrick J. McDonnell, 635; Robert P. O’Meara, 635; John E. Rooney, 635; Ellen A. Rudnick, 635; John L. Sterling, 635; and J. Stephen Vanderwoude, 635.

(4)

The amounts in column (d) represent the dollar amount recognized for financial statement purposes with respect to the 2008 fiscal year for non-qualified stock options granted to non-employee directors in 2008 and 2007 in accordance with SFAS No. 123R. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

The fair value of options granted was determined on the date of grant using the Black-Scholes option-pricing model, a theoretical method for estimating the present value of stock options based on complex assumptions about the stock’s price volatility and dividend rate of the underlying stock, interest rates and the expected life of the options. The assumptions used are set forth in Note 17 to the 2008 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

In 2008, each non-employee director (excluding Barbara A. Boigegrain) was granted options to purchase 3,740 shares of our Common Stock at an exercise price of $28.095 per share. The fair value of the options totaled $13,492 per grant or $3.61 per share. The amount reported for Robert P. O’Meara includes the reload option grant he received in 2007. John F. Chlebowski, Jr.’s expense includes his initial stock option grant awarded upon appointment in June of 2007.

(5)

The aggregate number of unexercised stock options outstanding as of December 31, 2008 issued to each non-employee director is as follows: Barbara A. Boigegrain, 0; Vernon A. Brunner, 7,643; Bruce S. Chelberg, 26,281; John F. Chlebowski, Jr., 6,586; Joseph W. England, 26,281; Brother James Gaffney, 26,281; Thomas M. Garvin 6,366; Patrick J. McDonnell, 18,712; Robert P. O’Meara, 14,475; John E. Rooney, 12,321; Ellen A. Rudnick, 10,653; John L. Sterling 22,172; and J. Stephen Vanderwoude, 22,997.

(6)	The amounts in column (e) represent amounts paid under our matching gift donation program to eligible educational institutions designated by the applicable director.

(7)

Barbara A. Boigegrain was appointed to our Board effective August 20, 2008. Because we pay our annual cash retainer for directors in equal quarterly installments, one quarter in arrears, and payment of each quarterly installment is contingent upon the director’s service during the preceding quarter, Ms. Boigegrain’s annual cash retainer was pro-rated to reflect her service as a director in the 3rd quarter of 2008 only. It is the Company’s practice to issue a partial equity award to non-employee directors who are appointed after July 1 of the fiscal year, accordingly Ms. Boigegrain was granted a partial equity award for the 2008 fiscal year.

(8)	Brother James Gaffney has elected not to receive any compensation for his service on the Board.

(9)

The “fees earned” amount reported for Robert P. O’Meara includes a pro-rated annual cash non-employee Board Chair retainer as described on page 26. The “all other compensation” amount reported for Robert P. O’ Meara also includes payments made on his behalf under a Retirement and Consulting Agreement between him and the Company. Under this agreement he pays 17% of the premium for health coverage under the Company’s medical program for retirees and the Company pays the balance. For 2008, the Company’s payment under this provision was approximately $7,535.

In addition to the forgoing, pursuant to the terms of our merger agreement with the former directors of the 2nd National Bank of Danville, we paid a cash annual director emeritus fee to William F. O’Meara in the amount of $1,200, in equal quarterly installments.

NAMED EXECUTIVE OFFICER COMPENSATION DISCUSSION AND ANALYSIS*

This section provides information and perspective regarding our compensation programs for our “named executive officers” for the 2008 fiscal year and accompanies the tables that follow.

2008 Developments

Our compensation programs were impacted by several unexpected developments during 2008. These developments include the implementation of the Company’s succession plan, deteriorating economic conditions and unprecedented levels of government intervention and regulation of the financial sector which continues in 2009.

Implementation of Succession Plan: On September 13, 2008 our then Chairman and Chief Executive Officer, John M. O’Meara died unexpectedly. In accordance with the Company’s long-standing succession plan, on September 14, 2008 the Board:

•	elected Michael L. Scudder as its President and Chief Executive Officer, and appointed him a member of the Board;

•	elected Robert P. O’Meara (who formerly served as the Company’s Chairman from 1998 through 2007) as the Chairman of the Board; and

•	appointed Thomas J. Schwartz as a member of the Board.

Also pursuant to the succession plan, the Board of Directors of First Midwest Bank named Thomas J. Schwartz as the President and Chief Executive Officer of First Midwest Bank. On December 5, 2008, Victor P. Carapella also was promoted to the position of Commercial Banking Group Manager of First Midwest Bank.

Subsequent to these appointments and promotions, and in recognition of the new executive responsibilities undertaken by each officer, the Compensation Committee: (1) adjusted Michael L. Scudder’s annual base salary form $426,000 to $600,000, retroactively applied to September 14, 2008; (2) adjusted Thomas J. Schwartz’s annual base salary from $426,000 to $475,000, retroactively applied to September 14, 2008; (3) adjusted Victor P. Carapella’s salary from $228,000 to $280,000; and (4) implemented an annual cash retainer for Robert P. O’Meara as our non-employee Board Chair in the amount of $100,000, retroactively applied to September 14, 2008. In recognition of his new leadership role and substantially increased responsibilities, the Compensation Committee also approved a special one-time performance equity grant for 30,920 shares of our Common Stock to Michael L. Scudder which will vest over a three-year performance period. This grant is further described in the 2008 Grants of Plan Based Awards Table on page 47 and under the section entitled Equity Awards- 2008 CEO Promotion Award beginning on page 39.

Deteriorating Economic Conditions: Overall performance for 2008 reflected solid core operating earnings offset by increased credit-related costs stemming from prolonged and significant weakness in the economy, particularly in the residential housing markets. Over the course of 2008, we worked to prepare for the demands of this environment by increasing our loan loss reserves, adding to our capital, expanding our credit remediation resources and reducing our operating costs. These conditions and

*

Annex A includes a glossary of certain terms used in this proxy statement including terms relating to the federal programs discussed in this Named Executive Officer Compensation Discussion and Analysis.

actions impacted several of our 2008 performance metrics that are fundamental to our compensation plans and programs, such as return on assets, earnings per share and loan portfolio quality. See the section entitled Short-Term Incentive Compensation beginning on page 35.

Government Intervention and Regulation. In response to the deteriorating economic conditions and the prolonged financial market crisis, the United States government has taken a variety of extraordinary measures designed to restore confidence in the financial markets and to strengthen financial institutions, including programs established under the EESA, which was enacted by the U.S. Congress in October of 2008. We elected to participate in several of these measures, including the CPP promulgated under TARP, which was designed to stabilize the financial markets by providing capital to healthy institutions and increase the flow of credit to businesses and consumers. Under this program, on December 5, 2008, we sold $193 million of our preferred stock and a ten-year warrant to purchase up to 1,305,230 shares of common stock to the Treasury.

Participation in the CPP requires institutions to limit executive compensation by adopting: (1) measures that discourage unnecessary and excessive risk taking; (2) a right to recover (claw-back) incentive compensation based on erroneous information; (3) a ban on golden parachute payments; and (4) a limit on tax deductions for remuneration to certain executive officers to $500,000. The Company and the Compensation Committee have taken, and will continue to take, all steps necessary to comply with the requirements imposed in connection with the Company’s participation in the CPP. Steps taken to date include:

•

Our named executive officers entered into agreements and executed waivers consenting to the restrictions and limitations required by the TARP program rules (including the claw-back of incentive compensation based on erroneous information) in effect as of October 20, 2008;

•	The Compensation Committee conducted a review of our incentive programs from a risk perspective and concluded they do not encourage unnecessary or excessive risk; and

•	The Company has limited the tax deductibility of a portion of the compensation earned by certain of our named executive officers.

Subsequent to our election to participate in the CPP, on February 17, 2009, the President signed into law the ARRA, which, among other things will impose additional restrictions on executive compensation for institutions that receive TARP capital, including companies that participated in the CPP prior to enactment of ARRA. The ARRA directs the Treasury to issue regulations implementing strict limitations on compensation paid or accrued by financial institutions participating in the CPP. These limitations are to include:

•

A prohibition on paying or accruing any bonus, incentive or retention compensation for at least the five most highly compensated employees, other than certain awards of long-term restricted stock or bonuses payable under existing employment agreements;

•

A prohibition on making any payments to the five highest paid executive officers and the next five most highly compensated employees for departure from the Company other than compensation earned for services rendered or accrued benefits;

•

Subjecting bonus, incentive and retention payments made to the five highest paid executive officers and the next 20 most highly compensated employees to repayment (claw-back) if based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate;

•	A prohibition on any compensation plan that would encourage manipulation of reported earnings;

•

Establishment by the Board of a company-wide policy regarding excessive or luxury expenditures including office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business;

•

Submitting a “say-on-pay” proposal to a non-binding vote of shareholders, whereby shareholders vote to approve the compensation of executives as disclosed pursuant to the executive compensation disclosures included in the proxy statement; such a proposal will be presented at the Annual Meeting, as described in this Proxy Statement under Item 4- Approval of Non-Binding Advisory Vote on Executive Compensation; and

•

A review by the Treasury of any bonus, retention awards or other compensation paid to the five highest paid executive officers and the next 20 most highly compensated employees prior to February 17, 2009 to determine if such payments were excessive and negotiate for the reimbursement of such excess payments.

The ARRA directs the Treasury and SEC to issue regulations implementing the foregoing. There are numerous questions regarding the scope of the limitations and the requirements of the ARRA. None of the regulations mandated by the law had been issued by the Treasury prior to the finalization of this Proxy Statement. Pending the issuance of regulations, the Board, the Compensation Committee and management are reviewing the requirements of the ARRA, its impact on current and future compensation, and the effect of the law’s requirements on the Company’s competitive position. Actions required by consideration of ARRA, competitive factors and our overall compensation philosophy and objectives may include changes to the form and amount of compensation paid to our executive officers, including higher base salaries, the reduction or elimination of bonus compensation, issuance of long-term restricted stock awards and modifications to existing agreements.

Except as expressly mentioned otherwise, the following discussion does not address the effect, if any, compliance with the ARRA may have on our executive compensation program and references to the TARP program refer to its requirements as applicable prior to the ARRA.

Named Executive Officers

Our “named executive officers” for 2008 were:

•	Michael L. Scudder, our President & Chief Executive Officer;

•	Thomas J. Schwartz, President & Chief Executive Officer, First Midwest Bank;

•	Paul F. Clemens, our Executive Vice President & Chief Financial Officer;

•	Victor P. Carapella, Commercial Banking Group Manager, First Midwest Bank;

•	Janet M. Viano, Group President Retail Banking, First Midwest Bank; and

•	John M. O’Meara, our former Chief Executive Officer & Chairman of the Board.*

*	John M. O’Meara served as our Chief Executive Officer until his death on September 13, 2008.

Overview

Our Compensation Committee reviews and evaluates our general compensation philosophy and oversees the development, implementation and any revision to our compensation policies and programs, including:

•	recommending to our Board goals and objectives relating to the compensation of our Chief Executive Officer;

•	assisting our Board in evaluating our Chief Executive Officer and recommending to our Board the Chief Executive Officer’s compensation;

•	reviewing and recommending to our Board the annual compensation of senior management; and

•	monitoring all compensation and benefit programs for our senior management.

Consistent with our values, our Compensation Committee seeks to link executive compensation with performance while supporting the successful recruitment, development, and retention of executive talent so we can achieve our business objectives and create shareholder value.

The Compensation Committee evaluates the compensation for our named executive officers each year. In evaluating the compensation of our Chief Executive Officer’s direct reports, the Compensation Committee considers the Chief Executive Officer’s recommendations to the Committee. This includes the compensation of the other named executive officers based on his review of their performance, job responsibilities, importance to our overall business strategy, our compensation philosophy (including market practice) and his subjective evaluation of performance relative to strategic, financial and leadership objectives. Our Chief Executive Officer does not make a recommendation to the Compensation Committee regarding his own compensation.

What are the objectives of our compensation programs?

Our primary objectives with respect to executive compensation are several, including to:

•	link compensation with individual and corporate performance;

•	attract and retain those individuals with the skills and leadership abilities necessary for building long-term shareholder value;

•	align cash and equity compensation programs with the achievement of measurable corporate and individual performance objectives; and

•	synchronize executive incentives with the creation of value for our stockholders.

We believe that our ability to attract and retain qualified, high-performing employees is vital to our success and growth as a Company. Consequently, it is very important to us to provide market-responsive, total direct compensation opportunities to our executive officers (including our named executive officers) that include stock-based incentives and other cash rewards. We believe equity compensation is a very effective retention tool that encourages and appropriately rewards employee performance and aligns their interests with stockholders’.

How do we measure corporate performance?

We measure our performance against a peer group of fourteen banking companies whose size and business lines are similar to ours, and who operate primarily in larger, urban centers like ours. For 2008, this peer group consisted of the following companies:*

AMCORE Financial, Inc.	Fulton Financial Corp.	UCBH Holdings Inc.

BOK Financial Corporation	MB Financial, Inc.	Valley National Bancorp, Inc.

Commerce Bancshares, Inc.	Old National Bancorp, Inc.	Whitney Holding Corp.

Cullen/Frost Bankers, Inc.	Provident Bankshares Corporation	Wintrust Financial Corporation

First Commonwealth Financial Corporation	Susquehanna Bancshares, Inc.

Our relative performance is measured on multiple factors focusing heavily on three indicators frequently used to assess a banking company’s results: return on assets, earnings per share and loan portfolio quality.

Who advises our Compensation Committee?

In formulating our approach to compensation over the past decade, our Compensation Committee has been advised by several compensation consulting firms. Over the most recent seven years, the Compensation Committee has retained Deloitte Consulting (Deloitte). Deloitte has in-depth knowledge of our business and the competitive environment for executive talent. Deloitte has consulted with us on peer group analysis and program design. In 2006, Deloitte assisted in the implementation of our Performance-Awarded Restricted Stock program described on page 39. Deloitte has also actively reviewed the workings of our remaining compensation programs as part of its ongoing work.

The Compensation Committee and management also receive legal advice with respect to management pay, compensation design and related considerations from Vedder, Price, Kaufman & Kammholz, P.C., a law firm with extensive experience advising financial institutions with respect to such matters.

What are the elements of our Executive Compensation Program?

Our named executive officer compensation program is made up of:

•	Base Salary

•	Short-Term Incentive Compensation (STIC)

•	Discretionary Cash Bonus

•	Equity Grants (LTIC)

•	Performance-Awarded Restricted Stock Awards (PARS)

*

Our Performance-Awarded Restricted Stock program, adopted and implemented in 2006 and described on page 39, takes into consideration the results of our peer group over certain periods. In 2006 our peer group included Greater Bay Bancorp, Sky Financial Group, Inc. and Texas Regional Bancshares Inc., each of which was acquired during 2007. We replaced these peers with BOK Financial Corporation, Commerce Bancshares, Inc. and Old National Bancorp, Inc. for 2007. In 2007 our peer group included Wilmington Trust Corp which was replaced by Valley National Bancorp, Inc. during 2008.

When setting each named executive officer’s total direct compensation opportunity we consider the median salary paid by our peer group for positions of similar responsibility. We generally review compensation elements in aggregate to assess each named executive officer’s total direct compensation opportunity. Our approach results in some pay difference among our named executive officers (including our Chief Executive Officer and other named executive officers), which is consistent with the survey data and the scope and the level of job responsibilities for each office. Final decisions concerning compensation reflect a named executive officer’s annual achievements, Company performance, and our views regarding a named executive officer’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. The Compensation Committee considers these factors collectively, along with recommendations from our Chief Executive Officer for his direct reports, and ultimately uses its judgment in making final decisions concerning compensation.

Base Salary

We pay our named executive officers and other employees a base salary as part of a competitive compensation package. We typically consider salary levels as part of our annual compensation review process or in some cases upon a promotion. Base salary is set based upon the responsibilities of the executive taking into account competitive market compensation paid by other companies for positions of similar responsibility. Median salary levels are targeted for each position.

Our Chief Executive Officer recommends changes in base salary for his direct reports directly to the Compensation Committee. Chief Executive Officer pay is set directly by the Compensation Committee and is recommended to the Board for approval. Annual base salary changes generally become effective January 1 except for certain interim-year promotions.

Short-Term Incentive Compensation

Our named executive officers participate in our short-term incentive compensation (STIC) program, a program under which we award performance-based cash compensation to employees. Under our STIC program, each participant’s target award is based upon a combination of Company performance and individual performance.

“Target performance” under our STIC program is the level at which a participant will earn 100% of his or her target award. Target payouts are set at 60% of base salary for our Chief Executive Officer and 50% or 40% for the remaining named executive officers. Depending upon the relationship of actual financial performance, loan portfolio quality and the individual’s annual evaluation, final payouts under our STIC program may be as little as zero and as high as 150% of target award.

STIC awards for our named executive officers have a heavier weighting placed upon Company performance (60% to 85% depending upon grade). The weighting of each component varies based upon the grade of the participant. With respect to the STIC award for our Chief Executive Officer, 85% is based upon Company performance.

Company performance is determined through the establishment and weighting of specific performance metrics at the outset each year, specifically: (i) 75 % on financial performance (net income), relative to peers; and (ii) 25% on loan portfolio quality (average ratio of non-performing assets plus loans past due by 90 days to total loans), relative to peers.

Individual performance is based on achievement of a combination of qualitative and quantitative objectives during the performance period, which are specific to the individual’s responsibilities and position within the Company. Individual performance is based upon the participant’s annual performance evaluation rating. In order for the individual performance award to be paid, the Company must achieve “threshold” on at least one of the Company performance measurements for the year. In other words, if the Company’s “threshold” net income or loan portfolio performance is not achieved for the year, no individual performance awards will be paid under the STIC plan, regardless of whether they are earned.

2008 STIC Awards

For the 2008 fiscal year, we established target award levels for Company performance based upon the median performance of our peer group for 2007 with respect to net income, and actual results for 2008 with respect to loan portfolio quality. Target payout levels were predicated on achievement of net income levels reflective of achieving peer group median return on average assets of 1.02% weighted at 75%, and maintenance of loan portfolio quality levels relative to peer group medians of 2.00% weighted at 25%. Peer group data used for purposes of establishing target payout levels was based upon prior full and year-end data.

The Company’s 2008 net income performance was $49,336,000. This was lower than the performance target of $83,458,000. The Company’s 2008 loan portfolio quality (average ratio of non-performing assets plus loans past due by 90 days to total loans) was 3.57%. This was higher than the performance target of 2.00%. As a result, the Company did not achieve the “threshold” performance with respect to either Company performance measurements during 2008 and no award was issued to any participant (including the named executive officers) for either the Company or individual component of the award.

The Compensation Committee is currently reviewing the STIC program and performance metrics for 2009. Because the ARRA directs the Treasury to adopt rules to implement “compensation standards” for CPP participants, including a prohibition on paying or accruing bonuses and incentives (other than certain limited awards of restricted stock), it is likely that we will not be able to use STIC bonuses for the incentive of our named executive officers until the EESA no longer applies to us.

Discretionary Cash Bonus

Discretionary cash bonuses may be paid from time to time to executive level officers, including named executive officers. When awarded, these bonuses result from unusual or nonrecurring activity such as a significant corporate acquisition or extra ordinary circumstances. Unlike the other elements of our compensation programs which are based on either a combination of Company and individual performance or peer group data, discretionary cash bonuses are based solely on individual performance.

2008 Discretionary Awards

The Compensation Committee did not approve discretionary cash bonuses for any named executive officer for the 2008 performance year, except Victor P. Carapella, who became a named executive officer on December 5, 2008. Mr. Carapella was awarded a discretionary cash bonus of $39,400. In evaluating this award, the Compensation Committee considered Mr. Carapella’s accomplishments of priorities set at the beginning of the year, contributions to the Company’s strategic initiatives, support of its mission, execution of leadership objectives, and initiatives in addressing issues within the retail and commercial markets in which we operated during the 2008 fiscal year.

Because the ARRA directs the Treasury to adopt rules to implement “compensation standards” for CPP participants, including a prohibition on paying or accruing bonuses and incentives (other than certain limited awards of restricted stock), it is likely that we will not be able to use discretionary bonuses to recognize the performance of our named executive officers until the EESA no longer applies to us.

Equity Grants

All of our executive officers, including our named executive officers, are eligible to receive long-term incentive compensation (LTIC) in the form of equity awards. We intend our equity awards to provide a vehicle for equity ownership in alignment with the interest of our stockholders, retain key executives through the vesting periods, and maintain market competitive compensation.

We have granted equity awards annually at the discretion of the Compensation Committee and Board based upon the recommendation of our Chief Executive Officer for his direct reports, and at the recommendation of the Compensation Committee for our Chief Executive Officer. Recommendations are based on the individual’s performance for the preceding year. The Chief Executive Officer award is targeted at a value of 100% of base pay. The awards for the other named executive officers are targeted at 75% or 55% of base pay. Individual awards can vary from zero to 125% of the target award level based upon assessment of the executive’s personal performance.

No executive officer, including the Chief Executive Officer or any other named executive officer, has a role in the timing of equity awards. We do not choose the time for making equity awards based in any way on any pending release to the public of material information, rather we adhere to a policy established over 20 years ago. Under this policy, awards generally are granted on the day of our Board meeting in February, following acceptance by the Board of awards approved by the Compensation Committee at its meeting held the day before. The February Board meeting generally occurs mid-month, approximately four weeks after we have announced year-end financial results.

2007 Fiscal Year Awards (Issued in 2008)

In February 2008, our Compensation Committee announced its intent to award restricted stock or restricted stock unit awards, rather than the non-qualified stock options to employees (including our named executive officers) under our LTIC program. However due to certain restrictions of our Omnibus Plan, our senior executive officers, including the named executive officers (but excluding our then Chief Executive Officer, John M. O’Meara), received non-qualified stock options rather than restricted stock or restricted stock units.

Based on the evaluation of individual performance for the 2007 performance year, the average LTIC award as a percentage of the LTIC target for the named executive officers was 112%. In assessing individual performance, the Compensation Committee considered the recommendation of the Chief Executive Officer for his direct reports and the Compensation Committee’s sole determination with respect to the Chief Executive Officer, and each officer’s accomplishments of priorities set at the beginning of the year, contributions to the Company’s strategic initiatives, support of the Company’s mission, execution of leadership objectives, and initiatives in addressing business and financial issues arising as a result of the general economic environment and developments within the retail and commercial markets in which we operated during the 2007 fiscal year.

As a result, the 2008 equity awards for the named executive officers approved by the Compensation Committee and the Board in February of 2008 were:

Michael L. Scudder	25,019 non-qualified stock options

Thomas J. Schwartz	25,019 non-qualified stock options

Paul F. Clemens	18,464 non-qualified stock options

Victor P. Carapella	16,738 non-qualified stock options

Janet M. Viano	9,867 non-qualified stock options

John M. O’Meara	25,027 restricted stock units

These amounts also are included in the 2008 Grant of Plan-Based Awards table below. Also see the 2008 Summary Compensation table for a discussion of the dollar amount expensed during the 2008 fiscal year by the Company for financial statement purposes with respect to equity grants issued to our named executive officers, including the 2008 equity grants.

The primary features of our non-qualified option grants applicable to our named executive officers are described below:

•

The options will vest in equal installments on the second and third anniversaries of the date of grant, have a ten-year exercise term and are forfeited if employment is terminated prior to vesting. “Backdating” or “repricing” is not permitted.

•	The exercise price for the shares is the average of the high and low trading prices as quoted on the Nasdaq Stock Market on the date of grant.

•

Options may be exercised by tendering previously owned shares for payment of the exercise price. In order to preserve the option holder’s equity position and to encourage retention of the shares acquired, so-called “reload” stock options are automatically granted when the option is exercised in this manner.*

•	The ability to defer receipt of the shares until termination of employment is also available to facilitate retention of the shares acquired.

The primary features of our restricted stock or restricted stock unit awards applicable to our named executive officers are described below:

•	The restricted stock or restricted stock units vest in equal installments on the second and third anniversaries of the date of grant.

•

In determining the number of restricted stock or restricted stock unit awarded, the Compensation Committee uses the average of the high and low trading prices as quoted on the Nasdaq Stock Market on the date of grant.

•	Restricted stock units may be settled, at the election of the holder, in shares of our Common Stock or in cash equal to the fair market thereof.

*

The exercise price of the reload option is the average of that day’s high and low trading prices. Reload stock options vest on the earlier of six months after the reload grant date or thirty days before the expiration of the underlying option for which the reload was granted (subject to continued employment). All reload stock options become fully exercisable in connection with death, disability or change-in-control. The term of a reload stock option is the same as the remaining term of the underlying non-qualified stock option being exercised but is subject to cancellation if the recipient sells any shares of our Common Stock during the six months after the grant date or any of the shares acquired upon the underlying stock option exercise. Reload stock options are nontransferable except to family members, family trusts or partnerships.

The ARRA directs the Treasury to adopt rules to implement “compensation standards” for CPP participants, including a prohibition on paying or accruing bonuses and incentives. However the ARRA permits CPP participants to issue shares of restricted stock, but only to the extent: (1) the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock; (2) the stock does not “fully vest” until after all CPP-related obligations have been satisfied; and (3) any other conditions which the Treasury may specify have been met. As a result, it is likely that our ability to use LTIC awards to provide long term- oriented compensation to our named executive officers will be limited, and perhaps suspended, until the EESA no longer applies to us.

2008 CEO Promotion Award

In December 2008, our Compensation Committee approved a special one-time performance equity grant for 30,920 shares of our Common Stock to our current President and Chief Executive Officer, Michael L. Scudder, which will vest over a three-year performance period and be payable on March 15, 2012, provided that the Company achieves an average annual core return on average assets (ROAA) during the period equal to or exceeding the average annual core ROAA achieved by our peer group for the same period. In making this award, the Compensation Committee considered Michael L. Scudder’s new leadership role and substantially increased responsibilities upon assuming the position of President and Chief Executive Officer after the unexpected death of John M. O’Meara, our former Chairman and Chief Executive Officer, on September 13, 2008.

Performance-Awarded Restricted Stock Awards

All of our senior executive officers, including our named executive officers, are entitled to participate in our Performance-Awarded Restricted Stock Award Program (PARS). The PARS Program was adopted in 2006 after an analysis of our executive compensation program revealed that although the compensation program is intended to deliver above median level compensation for above median level performance, the executive compensation program had, in fact, fallen short of this goal over the period 2001-2005. With the assistance of Deloitte, the Compensation Committee implemented a new performance-awarded restricted stock, or PARS Program during 2006 designed to deliver above-median compensation for above-median performance.

The total award cycle for our PARS program is five years, consisting of a three year measurement period followed by a two-year vesting period (50% on the first and second anniversaries of the grant date). The “measurement period” is set at three years to reflect a realistic time period for achieving long-term Company performance goals, and the “vesting period” is set at two years to enhance the retentive power of the award. We implemented the PARS program in 2006.

PARS awards are made annually, but only if our performance, as measured by annual core return on average assets (ROAA) for the fiscal year plus the prior two years (the performance period), exceeds the seventy-fifth percentile of our peer group’s performance as measured by annual core ROAA during the same performance period. If we exceed this threshold, the participants will be eligible to receive an award, to the extent our average change in core earnings per share (EPS)* over the measurement period is above median peer levels based on the following table:

Average Change in Core Earnings Per Share FMBI Performance to Percentile	Upper Limit as a % of Target Grant Value
75th	100%
70th	80%
65th	60%
60th	40%
55th	20%
Median	0%

Targeted percentages for awards are based on a percentage of base pay. The resultant dollar amount is converted to restricted share awards or units on the day of the grant based on the average of the high and low trading prices of one share of our Common Stock on that date.

Awards for Three-year Period of 2005-2007 (Issued in 2008)

The PARS awards we issued in May of 2008 reflect the Company’s core ROAA for the 2005, 2006 and 2007 fiscal years, and the Company’s change in core EPS for the three-year period ended December 31, 2007. Based on the Company’s core ROAA and change in core EPS during these periods when compared to peers using the framework discussed above, the 2008 PARS grants were made at 36% of target.

The target award for our former Chief Executive Officer, John M. O’Meara, was based on 100% of base pay, 50% of base pay for Messrs. Scudder and Schwartz, and 30% of base pay for all other named executive officers. As a result, the PARS awards for the named executive officers were approved by the Compensation Committee and the Board in May of 2008 as follows:

Michael L. Scudder	2,578 shares of restricted stock

Thomas J. Schwartz	2,976 shares of restricted stock

Paul F. Clemens	954 shares of restricted stock

Victor P. Carapella	954 shares of restricted stock

Janet M. Viano	942 shares of restricted stock

John M. O’Meara	9,846 restricted stock units

See the 2008 Summary Compensation and 2008 Grants of Plan-Based Awards tables and their related footnotes below beginning on pages 45 and 48.

The Compensation Committee will next consider the grant of PARS awards at its May 2009 meeting. These grants will be based on the Company’s core ROAA for the 2006, 2007 and 2008 fiscal years, and the Company’s change in core EPS for the 2006, 2007 and 2008 fiscal years.

*

For purposes of calculating core return on average assets and core earnings per share, a core net income component is used and defined as net income before extraordinary items less the after-tax portion of gains or losses on sale of investment securities and nonrecurring items, applying a tax rate of 35%.

The ARRA directs the Treasury to adopt rules to implement “compensation standards” for CPP participants, including a prohibition on paying or accruing bonuses and incentives. However, the ARRA permits CPP participants to issue shares of restricted stock, but only to the extent: (1) the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock; (2) the stock does not “fully vest” until after all CPP-related obligations have been satisfied; and (3) any other conditions which the Treasury may specify have been met. As a result, it is likely that our ability to use PARS awards to recognize our named executive officers for above-median performance will be limited, and perhaps suspended, until the EESA no longer applies to us.

How do we determine retirement and other welfare benefits?

There is no material difference in the welfare benefit plans we provide to executive officers compared to the welfare benefit plans we provide to other salaried employees. Years of service and pay level of our executives drive the value of their retirement benefits. These programs, which are available to all employees, include group insurance, vacation, tuition reimbursement and contribution matching gift plans.

Retirement benefits are delivered through tax-qualified defined benefit and defined contribution plans and non-qualified defined contribution plans. Executive officers are beneficiaries of these qualified programs on the same basis as other employees, and in the non-qualified programs, on the same basis as other officers in accordance with the plans. Upon the recommendation of management, in November 2006 the Compensation Committee authorized the making of a number of amendments to the long-standing pension plan of the Company which is described in further detail beginning on page 51. The amendments were adopted in February 2007 and included a so-called “soft freeze” eliminating any new enrollments of employees into the plan and a reduction in the growth of benefits effective April 1, 2007. These changes will assist us in controlling what had become an unacceptably high and rapidly increasing cost, while continuing to provide appropriate, competitive retirement benefits for our employees.

Do we have formal equity ownership guidelines for our executive officers?

The Company grants stock awards to employees with the intent of closely aligning the interests of the Company’s management and stockholders. Accordingly, the Company would like senior officers to retain ownership of a material portion of Company stock obtained through its equity programs.

In this spirit, the Company’s Board of Directors recently has established minimum stock ownership guidelines that apply to all non-employee directors and members of senior management of the Company. Under these guidelines, non-employee directors are encouraged to own Company stock equal in value to five times their annual retainer. Our President and Chief Executive Officer is encouraged to own Company stock equal in value to three times his annual salary, and senior officers are encouraged to own Company stock equal in values ranging from one to two times their annual salary, depending upon their salary grade. Ownership levels will be determined by considering stock acquired through open market purchases, employee benefit plans and the Company’s equity compensation plans.

Do we have employment contracts with our executive officers?

Employment contracts are extended to executive level employees in exchange for loyal service, and agreements not to solicit or compete in the event of a termination of employment. The agreements provide for the executive’s position, compensation and benefits, including severance payments in the event of loss of position for other than cause. The agreements also impose confidentiality and non-solicitation obligations on the executive. In the event of a loss of position following a change-in-control of the corporation, significant separation benefits are triggered, including lump sum payments, equity award vesting acceleration and similar benefits. These agreements are detailed in the tables and narrative following this Compensation Discussion and Analysis. At its February 2007 meeting, the Compensation Committee completed a year long review of the executive employment agreements. The Compensation Committee determined, as it had in the past, that the terms of the agreements are consistent with competitive practice and are important to attracting and retaining executive talent. As a result, the Compensation Committee updated and renewed the agreements on largely the same terms that have existed for more than ten years.

Our named executive officers entered into amendments to their employment contracts and executed waivers consenting to the restrictions and limitations required by the TARP program rules in connection with our participation with the CPP. During the period that the Treasury holds preferred stock of the Company pursuant to the CPP, we may be prohibited or restricted from making many of the payments to which our named executive officers are entitled under their respective employment contracts. See the section entitled 2008 Developments- Government Intervention and Regulation beginning on page 31.

Do we provide perquisites to our executive officers?

The Company provides perquisites to executives, including the named executive officers, which the Compensation Committee believes are reasonable and within market practice.

We have a Company vehicle policy that provides a car allowance to senior management, including our executive officers. We also provide relocation assistance to our newly hired or relocated salaried executive employees, including our named executive officers. We provide the relocation assistance to offer a competitive compensation package to our current and prospective executive employees because we believe that potential new hires and our current executive employees view relocation assistance as a valuable benefit.

What tax considerations do we evaluate in making compensation decisions?

We consider the tax effects of various forms of compensation and the potential for excise taxes to be imposed on our named executive officers, which might have the effect of frustrating the purpose(s) of such compensation. In conducting this assessment we consider several provisions of the Code including:

Section 162(m). Prior to amendments enacted by EESA, Section 162(m) limited the ability of public companies like ours to deduct certain compensation in excess of $1 million paid to our Chief Executive Officer or to other named executive officers. This limitation did not apply to compensation that qualifies as “performance-based.” In administering the “performance-based” portion of our executive compensation program (the STIC, stock options and PARS described above), the Compensation Committee historically has satisfied the requirements for deductibility under Section 162(m) and believes, based on current tax laws, that substantially all the payments under those awards will be deductible.

Effect of EESA on Section 162(m). We participated in the CPP on December 5, 2008. See the Section entitled Government Intervention and Regulation beginning on page 31. As a result, we became subject to certain executive compensation requirements under EESA. Among those was our agreement to not take a federal income tax deduction for annual compensation paid to any named executive officer in excess of $500,000. In addition, certain performance-based compensation paid under our shareholder approved plans is no longer exempt from Section 162(m) limits. We first became subject to amended Section 162(m) on December 5, 2008. This limit was prorated in 2008 but will fully apply to compensation earned by our named executive officers in 2009. It will continue to apply to us for so long as Treasury owns any securities purchased from us under the CPP. As a result, we are likely to be denied a deduction for a portion of the compensation earned by our named executive officers in 2009 and in any future year until we have redeemed all of our CPP securities.

Sections 280G and 4999. We provide our named executive officers with a change-in-control provision (“CIC”) through their employment agreements with the Company. Our CIC provisions provide for tax protection in the form of a reimbursement to the executive for any excise tax under Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Section 4999 imposes a 20% nondeductible excise tax on our named executive officers who receive an “excess parachute payment” and Section 280G disallows the tax deduction to the payer (our successor) for any excess parachute payment. An excess parachute payment is the aggregate amount of cash and other benefits payable upon a change-in-control that exceeds 2.99 the executive’s base amount (average W-2 compensation for 5 calendar years preceding the change in control). The IRS imposes the excise tax on the amount that exceeds the executive’s base amount. The intent of the reimbursement is to provide a benefit without a tax penalty to our executives who are displaced in the event of a change-in-control. We believe the provision of tax protection for excess parachute payments for our executive officers is consistent with market practice, is a valuable executive talent retention incentive, and is consistent with the objectives of our overall executive compensation program.

Effect of EESA on Sections 280G and 4999. We agreed to abide by a provision of EESA which limits the amounts that we can deduct for income tax purposes under change in control and similar agreements. EESA also amended Section 280G by expanding the definition of a parachute payment to include certain severance payments paid by reason of an involuntary termination or in connection with bankruptcy, liquidation, or receivership by the employer. The EESA limitations and the expanded definition will apply to us for so long as Treasury owns any securities purchased from us under the CPP. The EESA requires a financial institution participating in the CPP to commit not to provide excess parachute payments under Section 280G. The EESA also amended the definition of excess parachute payment to include a payment to a named executive officer who is terminated for cause when he would otherwise continue working or who terminates for good reason.

Our named executive officers have entered into agreements and executed waivers consenting to the restrictions and limitations required by the TARP program rules as of October 20, 2008 in connection with our participation with the CPP. See the section entitled 2008 Developments- Government Intervention and Regulation beginning on page 31.

Section 409A. Section 409A generally governs the form and timing of nonqualified deferred compensation payments. Section 409A imposes sanctions on participants in nonqualified deferred compensation plans that fail to comply with Section 409A rules, including accelerated income inclusion, an additional 20% income tax (in addition to ordinary income tax) and an interest penalty. We have amended our nonqualified deferred compensation plans to comply with Section 409A or to qualify for an exemption from Section 409A.

2008 SUMMARY COMPENSATION TABLE

The table and explanatory footnotes below summarize the total compensation paid or earned during 2008 by our named executive officers, and the dollar amount expensed by the Company for financial statement purposes during 2008 with respect to equity grants (including annual equity grants and stock option reload grants) issued in 2008 and in prior fiscal years to our named executive officers.

(a)	(b)		(c)		(d)		(e)		(f)		(g)		(h)		(i)		(j)
Name and Principal Position	Year		Salary (1)		Bonus (1)		Stock Awards (2)(4)		Option Awards (3)(4)		Non-Equity Incentive Plan Compensation (1)		Change in Pension Value and Non-qualified Deferred Compensation Earnings (5)		All Other Compensation (6)		Total
Michael L. Scudder, President & Chief Executive Officer	2008 2007 2006		$ $ $	472,846 355,100 322,850	$	- 147,443 -	$ $ $	123,923 145,071 34,688	$ $ $	119,616 123,890 107,168	$ $	- 57,526 168,292	$ $ $	38,109 13,735 16,341	$ $ $	95,537 109,491 96,666	$ $ $	850,031 952,256 746,005

Thomas J. Schwartz, President & Chief Executive Officer, First Midwest Bank	2008 2007 2006		$ $ $	439,192 409,900 394,100	$	- 104,277 -	$ $ $	145,207 182,386 45,000	$ $ $	116,929 131,902 148,408	$ $	- 66,404 193,609	$ $ $	80,876 41,976 45,501	$ $ $	139,201 166,417 170,555	$ $ $	921,405 1,103,262 997,173

Paul F. Clemens, Executive Vice President & Chief Financial Officer	2008 2007 2006	(7)	$ $ $	262,000 219,000 70,288	$ $	- 75,753 45,000		$10,885 - -	$ $ $	39,813 14,322 307	$	- 49,932 -		na na na	$ $ $	14,560 18,362 18,062	$ $ $	327,258 377,369 133,657

Victor P. Carapella, Commercial Banking Group Manager, First Midwest Bank	2008 2007 2006		$ $ $	230,000 219,000 210,000		$39,400 - -	$ $ $	45,763 55,828 13,139	$ $ $	69,191 73,738 70,747	$ $	- 111,829 93,034	$ $ $	68,146 36,975 41,962	$ $ $	43,881 56,115 45,370	$ $ $	496,381 553,485 474,252

Janet M. Viano, Group President Retail Banking, First Midwest Bank	2008 2007 2006		$ $ $	224,000 216,200 209,900	$ $	- 47,143 5,000	$ $ $	46,298 58,289 14,384	$ $ $	65,221 71,410 60,517	$ $	- 33,727 94,983	$ $ $	50,911 22,022 24,933	$ $ $	20,372 39,385 46,154	$ $ $	406,802 488,176 455,871

John M. O’Meara, Former Chief Executive Officer & Chairman of the Board	2008 2007 2006		$ $ $	537,000 678,000 643,000		- - -	$ $ $	947,216 467,760 556,121	$ $ $	377,796 428,366 389,914	$ $	- 142,300 472,028	$ $	- 55,023 65,576	$ $ $	116,271 408,033 475,566	$ $ $	1,421,582 2,179,482 2,602,205

Notes:

(1)

The dollar amounts in column (d) represent discretionary cash bonuses paid in February 2009, 2008 and 2007 to certain named executive officers for performance during the preceding fiscal year. See the section entitled Discretionary Cash Bonus beginning on page 36. The dollar amounts in column (g) represent cash bonuses paid in February 2009, 2008 and 2007 under our STIC Program for performance during the preceding fiscal year. See the section entitled Short-Term Incentive Compensation beginning on page 35.

The dollar amounts in columns (c), (d) and (g) include amounts deferred at the direction of the named executive officer, if elected, pursuant to the qualified and, if applicable, non-qualified defined contribution retirement plans. For additional information regarding amounts deferred in the current year, see the Non-qualified Deferred Compensation table below on page 54. The amount reported in column (c) for John M. O’Meara for 2008 is annualized and does not reflect the fact that his employment with the Company terminated in September.

(2)

The awards in column (e) represent the issuance of restricted stock awards/units under our PARS Program pursuant to our Omnibus Plan. See the section entitled Performance-Awarded Restricted Stock Awards beginning on page 39. The amount for Michael L. Scudder also reflects the dollar amount recognized for financial statement purposes for 2008 with respect a special one-time performance equity grant for 30,920 shares of our Common Stock which will vest over a three year performance period and be payable on March 15, 2012 in recognition of his new leadership role and substantially increased responsibilities. See the section entitled Equity Grants 2008 CEO Promotion Award beginning on page 39.

(3)

The awards in column (f) represent the issuance of non-qualified stock options under our Omnibus Plan per our annual equity compensation practice. See the section entitled Equity Grants beginning on page 37.

(4)

The amounts in columns (e) and (f) reflect the compensation expense recognized for stock awards and option grants made in 2008 (for 2008 compensation), 2007 (for 2007 compensation) in 2006 (for 2006 compensation) and in prior fiscal years (to the extent such awards remained unvested in whole or in part at the beginning of the 2008, 2007 and 2006 fiscal years, respectively), to each named executive officer in accordance with SFAS No. 123R Share Based Payments. Pursuant to the SEC rules the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amount for John M. O’Meara’s stock awards reflects the full grant date value of his awards as required by SFAS No. 123R, because he satisfied the award’s “retirement age” provision which enabled him to vest in the award upon termination of employment. See the 2008 Grants of Plan-Based Awards table below beginning on page 47 for the full fair value of stock and option awards granted in 2008.

Refer to Note 17 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, for a discussion of the relevant assumptions used in calculating the compensation expense and grant-date fair value pursuant to SFAS No. 123R. The recognized compensation expense and grant-date fair value of the stock-based awards will likely vary from the actual amount the individual receives.

(5)

The amounts in column (h) represent the actuarial increase in the present value of the named executive officer’s benefit under our qualified broad-based pension plan. See the section entitled Pension Benefits beginning on page 51. These amounts were determined using the interest rate and mortality rate assumptions consistent with those used in our 2008 audited financial statements. John M. O’Meara died in September of 2008 and the actuarial increase in his benefit under our pension plan from December 31, 2007 through September 13, 2008 was $89,420.

(6)

The following table presents the type and amounts for each component included in column (i). No amount has been included for perquisites and other personal benefits, except where the aggregate amount exceeds $10,000.

	Contributions to Defined Contribution Retirement Plans				Perquisites and Other Personal Benefits
Name		Qualified Profit Sharing (a)	Non-Qualified Profit Sharing (b)	Non-Qualified Pension Restoration (c)
Michael L. Scudder	2008	$8,625	$11,895	$64,627	$10,390	(d)
	2007	$15,188	$17,066	$66,847	$10,390
	2006	$15,950	$16,771	$63,945	-

Thomas J. Schwartz	2008	$8,625	$10,724	$97,552	$22,300	(e)
	2007	$15,188	$22,044	$110,185	$19,000
	2006	$15,950	$22,818	$113,021	$18,766

Paul F. Clemens	2008	$8,625	$5,935	na	$0
	2007	-	-	-	$18,362	(f)
	2006	-	-	-	$18,062	(g)

Victor P. Carapella	2008	$8,625	$2,243	$33,013	-
	2007	$14,786	$5,259	$36,070	-
	2006	$14,473	$4,476	$26,421	-

Janet M. Viano	2008	$8,143	$1,722	$10,507	-
	2007	$14,442	$4,780	$20,163	-
	2006	$15,194	$5,313	$25,647	-

John M. O’Meara	2008	$8,625	$16,661	$80,985	$10,000	(h)
	2007	$15,188	$54,194	$322,571	$16,080
	2006	$15,950	$56,116	$387,420	$16,080

Notes:

(a)

For 2008, amounts represent a 2% Company match and a discretionary 1.75% Company Savings and Profit Sharing contribution; for 2007, amounts represent a 2% Company match and a discretionary 4.75% Company Savings and Profit Sharing contribution; for 2006 a 2% Company match and a discretionary 5.25% Company Savings and Profit Sharing contribution, on eligible compensation under our Savings and Profit Sharing Plan subject to compensation limitations under the Code. For 2008, the discretionary contribution for Paul F. Clemens was 3.75% since he does not participate in the FMBI Pension Plan.

(b)

For 2008, amounts represent a 2% Company match and a discretionary 1.75% Company Savings and Profit Sharing contribution; for 2007, amounts represent a 2% Company match and a discretionary 4.75% Company Savings and Profit Sharing contribution, and for 2006 a 2% Company match and a discretionary 5.25% Savings and Profit sharing contribution, on eligible compensation that would have accrued under the Savings and Profit Sharing Plan, but for the limitations under the Code. For 2008, the discretionary contribution for Paul F. Clemens was 3.75% since he does not participate in the FMBI Pension Plan.

(c)

Represents the present value of amounts that would have accrued to the named executive officer during 2008, 2007 and 2006 under the actuarially-based pension formula of the qualified pension plan but for the compensation limitations of the Code.

(d)	Represents amounts paid to Michael L. Scudder for annual automobile allowance and amounts paid by the Company on behalf of Michael L. Scudder for tax and financial planning.

(e)

Represents amounts paid to Thomas J. Schwartz for annual automobile allowance and amounts paid by the Company on behalf of Thomas J. Schwartz for country club dues. The club membership is maintained for business entertainment but may be used for personal use. The entire amount of club dues has been included, although we believe that only a portion of this cost represents a perquisite.

(f)	Represents amounts paid to Paul F. Clemens in 2007 for annual automobile allowance and amounts paid by the Company to Mr. Clemens for relocation expenses. No such amounts were paid in 2008.

(g)	Represents amounts paid to Paul F. Clemens in 2006 for a partial automobile allowance and amounts paid by the Company to Mr. Clemens for relocation expenses.

(h)

For 2008, represents amount paid to John M. O’Meara for annual automobile allowance. For 2007 and 2006, represents amounts paid to or for the benefit of for John M. O’Meara’s annual automobile allowance and annual premiums paid on supplemental long-term disability policy established in 2002 for his benefit. In addition, for 2007 and 2006, represents amounts paid by the Company on behalf of John M. O’Meara for tax and financial planning.

(7)

Paul F. Clemens joined the Company in August of the 2006 fiscal year. Accordingly, the amount in column (c) is prorated for the fiscal year. The amount in column (d) represent a hiring bonus paid to Mr. Clemens upon joining the Company.

2008 GRANTS OF PLAN-BASED AWARDS TABLE

The following table and explanatory footnotes provide information with regard to the potential cash award opportunity for 2008 and with respect to non-qualified stock option awards and restricted stock awards granted during 2008.

(a)	(b)	(c)	(d)	(e)		(f)	(g)		(h)	(i)	(j)
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)				All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities underlying Options (3)		Exercise or Base Price of Option Awards (3) Per share	Closing Market Price Per share	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold	Target	Maximum
Michael L. Scudder		$101,115	$225,092	$384,819
	02/20/08						25,019	(5)	$28.10	$28.53	$89,968
	03/04/08						3,589	(6)	$25.30	$25.57	$8,569
	05/21/08 12/22/08					2,578 30,920					$63,909 $600,003
Thomas J. Schwartz		$92,545	$203,458	$343,877
	02/20/08						25,019	(5)	$28.10	$28.53	$89,968
	05/21/08					2,976					$73,775
Paul F. Clemens		$48,889	$104,800	$172,920
	02/20/08 05/21/08					954	18,464	(5)	$28.10	$28.53	$66,397 $23,650
Victor P. Carapella		$43,104	$92,400	$152,460
	02/20/08 05/21/08					954	16,738	(5)	$28.10	$28.53	$60,190 $23,650
Janet M. Viano		$41,798	$89,600	$147,840
	02/20/08						9,867	(5)	$28.10	$28.53	$35,482
	04/01/08						3,696	(6)	$28.69	$28.96	$10,881
	05/21/08					942					$23,352
John M. O’Meara		$143,566	$320,192	$548,328	(7)
	02/20/08 05/21/08					25,027 9,846					$703,134 $244,082

Notes:

(1)	Amounts in columns (c), (d) and (e) reflect the range of possible payouts under our STIC Program. See the section entitled Short-Term Incentive Compensation beginning on page 35.

(2)

The awards in column (f) represent the issuance of restricted stock awards/units under our PARS Program pursuant to our Omnibus Plan. See the section entitled Performance-Awarded Restricted Stock Awards beginning on page 39. Prior to vesting, the named executive officers are entitled to receive dividend equivalent payments based on cash dividends paid on our Common Stock. Except for the restricted stock award of 30,920 shares granted to Michael L. Scudder on December 22, 2008, all restricted stock awards vest in two equal installments from the date of grant (subject to accelerated vesting in connection with death, disability, or a change-in-control). Michael L. Scudder’s award of 30,920 shares vests 100% at the end of the performance period on March 15, 2012.

(3)

The awards in column (g) represent the issuance of non-qualified stock options and reload non-qualified stock options under our Omnibus Plan per our equity compensation practice. See the section entitled Equity Grants on page 37. Column (h) reflects the exercise price of these options determined based on the average of the high and low sales price of one share of our Common Stock on the date of grant as required by the Omnibus Plan. Column (i) reflects the closing price of one share of our Common Stock on the date of grant as reported by the Nasdaq Stock Market.

(4)

The amounts in column (j) represent the full fair value of the non-qualified stock options reported in column (g) as well as the stock awards listed in column (f) as of the date of grant as determined under SFAS 123R without regard to amounts expensed in 2008.

(5)

Amounts represent the issuance of non-qualified stock options under our Omnibus Plan in February 2008 per our annual equity compensation practice. See the section entitled Equity Grants beginning on page 37. Options have ten-year terms and vest over three years in two equal annual installments beginning two years from the date of grant (subject to continued employment and accelerated vesting in connection with death, disability or a change-in-control), include reload features and are nontransferable except to family members, family trusts or partnerships.

(6)

Amounts represent reload non-qualified stock options. See the section entitled Equity Grants beginning on page 37. Reload stock options vest on the earlier of six months after the reload grant date or thirty days before the expiration of the underlying option for which the reload was granted (subject to continued employment). All reload stock options become fully exercisable in connection with death, disability or change-in-control. The term of a reload stock option is the same as the remaining term of the underlying non-qualified stock option being exercised but is subject to cancellation if the recipient sells any shares of our Common Stock during the six months after the grant date or any of the shares acquired upon the underlying option exercise. Reload stock options are nontransferable except to family members, family trusts or partnerships.

(7)	Amounts were prorated based on the September 2008 death of John M. O’Meara.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008 TABLE

The following table and explanatory footnotes provide information regarding unexercised stock options and unvested stock awards held by our named executive officers as of December 31, 2008. All values in the table are based on a market value for our Common Stock of $19.97, the closing price on December 31, 2008, the last trading day of 2008, as reported by the Nasdaq Stock Market. Information regarding when unvested awards are scheduled to vest, subject to continued employment and acceleration in the event of death, disability or change-in-control, is set forth in the footnotes below.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Michael L. Scudder						30,920	(1)	$617,472
						2,578	(2)	$51,483
						2,217	(3)	$44,274
	2,077			$34.59	02/16/10
		18,898	(4)	$38.62	02/21/17
		25,019	(5)	$28.10	02/20/18
	9,816	9,815	(6)	$33.92	02/22/16
	17,940			$33.61	02/23/15
	1,202			$32.75	05/20/14
	12,020			$32.72	02/24/14
	13,997			$26.26	02/19/13
	1,673			$29.25	08/21/12
	7,998			$28.70	02/20/12
	9,534			$22.50	02/21/11
	3,173			$18.40	02/16/10
	2,562			$25.30	02/16/10
	1,027			$25.30	08/18/09
Thomas J. Schwartz						2,976	(2)	$59,431
						2,706	(3)	$54,039
		21,815	(4)	$38.62	02/21/17
		25,019	(5)	$28.10	02/20/18
	9,586	9,585	(6)	$33.92	02/22/16
	6,407			$37.23	02/19/13
	5,898			$37.23	02/20/12
	23,276			$33.61	02/23/15
	6,138			$35.78	02/20/12
	3,919			$35.78	02/21/11
	981			$35.78	08/18/09
	1,445			$35.78	02/17/09
	3,320			$35.78	02/16/10
	1,560			$32.75	05/20/14
	15,601			$32.72	02/24/14
	9,084			$26.26	02/19/13
Paul F. Clemens						954	(2)	$19,051
		18,464	(5)	$28.10	02/20/18
		5,380	(4)	$38.62	02/21/17
	451	451	(7)	$38.79	11/15/16

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Victor P. Carapella						954	(2)	$19,051
		16,738	(5)	$28.10	02/20/18	865	(3)	$17,274
		11,655	(4)	$38.62	02/21/17
	6,129	6,129	(6)	$33.92	02/22/16
	8,442			$28.70	02/20/12
	4,827			$26.26	02/19/13
	1,129			$32.83	02/17/09
	5,471			$36.74	02/16/10
	812			$32.75	05/20/14
	8,116			$32.72	02/24/14
	1,118			$36.74	02/17/09
	266			$36.74	02/21/11
	4,726			$37.37	02/21/11
	3,393			$37.37	02/19/13
	11,324			$33.61	02/23/15
	1,877			$36.74	08/18/09
Janet M. Viano						942	(2)	$18,812
						865	(3)	$17,274
		9,867	(5)	$28.10	02/20/18
	2,543			$35.39	02/19/13
		9,237	(4)	$38.62	02/21/17
	1,115			$37.87	05/17/10
	329			$37.87	02/17/09
	3,696			$28.69	05/17/10
	5,105	5,105	(6)	$33.92	02/22/16
	10,454			$33.61	02/23/15
	858			$34.16	02/17/09
	1,147			$34.16	02/16/10
	896			$32.75	05/20/14
	8,965			$32.72	02/24/14
	7,314			$26.26	02/19/13
	8,625			$28.70	02/20/12
	10,005			$22.50	02/21/11
	1,841			$18.88	05/17/10
John M. O’Meara (8)

Notes:
(1)	Performance-vested restricted stock award vests on March 15, 2012, subject to meeting performance criteria.

(2)	Restricted stock awards vest in two equal annual installments with vesting dates of May 21, 2009 and May 21, 2010.

(3)	Restricted stock awards vest in two equal annual installments with the remaining vesting date of May 16, 2009.

(4)	Stock options vest over three years in two equal annual installments beginning two years from the date of grant with vesting dates of February 21, 2009 and February 21, 2010.

(5)	Stock options vest over three years in two equal annual installments beginning two years from the date of grant with vesting dates of February 20, 2010 and February 20, 2011.

(6)	Stock options vest over three years in two equal annual installments beginning two years from the date of grant with the remaining vesting date of February 22, 2009.

(7)	Stock options vest over three years in two equal annual installments beginning two years from the date of grant with the remaining vesting date of November 15, 2009.

(8)

Pursuant to the termination provisions of our Omnibus Plan, any unvested stock options and restricted stock units became fully vested upon John M. O’Meara’s death in September 2008. The stock options are exercisable up to the earlier of three years from the date of termination or expiration date. Any restricted stock units that remained upon his death were subsequently settled in 2008 and thus are no longer outstanding at December 31, 2008. As of December 31, 2008 Mr. O’Meara’s estate held options to acquire 361,208 shares of Common Stock with an average exercise price of $32.75.

2008 OPTION EXERCISES AND STOCK VESTED TABLE

The following table and explanatory footnotes provide information with respect to amounts paid to or received by our named executive officers during 2008 as a result of the exercise of non-qualified stock options and the vesting of restricted stock awards or units.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)		Number of Shares Acquired on Vesting		Value Realized on Vesting
Michael L. Scudder	7,684	$50,043	(2)	3,907		$95,856
Thomas J. Schwartz	-	-		2,192		$52,137
Paul F. Clemens	-	-		-		-
Victor P. Carapella	-	-		1,506		$36,963
Janet M. Viano	5,617	$55,131	(2)	1,565		$38,365
John M. O’Meara	-	-		59,676	(3)	$1,489,618

Notes:

(1)

The amounts in this column reflect the difference between the exercise price of the option and the closing price of one share of our Common Stock as reported by the Nasdaq Stock Market on the date of exercise.

(2)	Michael L. Scudder deferred 4,711 shares into the Gain Deferral Plan and Janet M. Viano deferred 5,617 shares into the Gain Deferral Plan.

(3)	At John M. O’Meara’s election, 50,844 restricted stock units were settled in cash and 8,832 restricted stock units were settled in stock.

PENSION BENEFITS

We sponsor a noncontributory tax-qualified defined benefit retirement plan (Pension Plan) covering approximately 80% of all employees, including the named executive officers. The amount of the monthly pension benefit is based on the average monthly pension-eligible compensation and credited service of the participant. Average monthly compensation is the average of the highest sixty consecutive months of pay within the last 120 months of service and credited service is based on the period of employment with First Midwest, subject to limitations on services prior to 1980.

Pension-eligible compensation consists of base salary, bonuses, incentive compensation, overtime and vacation pay, but excludes severance, and amounts realized from the exercise of non-qualified stock options and the release of restricted stock/unit awards. Pension-eligible compensation is capped by tax laws applicable to tax-qualified pension plans. For 2008, this limit was $230,000. Any amounts that become ineligible due to the Code limits are used to compute the pension restoration contribution to the non-qualified retirement plan as discussed further under the section entitled Non-qualified Deferred Compensation beginning on page 52.

Our Pension Plan provides for pension benefits under normal retirement (the attainment of age 65), early retirement (the attainment of age 55 with fifteen or more years of service), termination after five years of service, disability retirement after ten years of service and death before retirement with five or more years of service. A participant may elect to have his/her benefit paid each month in the form of a single life annuity or one of several actuarially equivalent forms of payment, including a lump sum.

Early retirement pension benefits are reduced by 6% for each of the first five years (ages 60-65) and by 4% for each of the next five years (ages 55-60) that the pension commencement date precedes the normal retirement age of 65. Of the named executive officers, only Messrs. Schwartz and Carapella are eligible for early retirement.

In February 2007, we approved several changes to the Pension Plan which include the elimination of new enrollment of employees, a reduction of the rate for which future benefits grow effective April 1, 2007 and a modification to the number of months used in the determination of the monthly final average pay from sixty months to eighty-four months. After these amendments became effective in 2007, the Pension Plan was designed to provide an annual pension benefit at normal retirement of 27% of final average pension-eligible compensation for a participant with thirty years of credited service.

2008 PENSION BENEFITS TABLE

The following table shows the present value of the accumulated benefit as of December 31, 2008 payable to each of the named executive officers, including the number of years of service credited to each named executive officer under our Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in our 2008 audited financial statements.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Michael L. Scudder	Pension Plan	22.75	$198,075	-
Thomas J. Schwartz	Pension Plan	29.00	$495,388	-
Paul F. Clemens (1)	na	na	na	na
Victor P. Carapella	Pension Plan	20.33	$395,549	-
Janet M. Viano	Pension Plan	24.67	$280,377	-
John M. O’Meara (2)	Pension Plan	28.75	-	$441,671

Notes:

(1)	The Pension Plan was closed to new participants as of April 1, 2007. Based on Mr. Clemens’ date of hire, he is not eligible to participate in the Plan.

(2)	John O’Meara died in September of 2008 and his estate received a lump sum distribution of benefits under the Pension Plan.

NON-QUALIFIED DEFERRED COMPENSATION

We maintain two non-qualified deferred compensation plans in which our named executive officers may participate, the First Midwest Bancorp, Inc. Non-qualified Retirement Plan (Retirement Plan) and the First Midwest Bancorp, Inc. Non-Qualified Stock Option Gain Deferral Plan (Gain Deferral Plan).

Non-qualified Retirement Plan

The Retirement Plan is a defined contribution deferred compensation plan under which participants are credited with deferred compensation equal to contributions and benefits based on amounts that would have accrued under our tax-qualified plans but for limitations under the Code, and up to 75% of base salary and up to 100% of annual bonus and auto allowance that the participant has elected to defer. Deferral elections are made by eligible participants in December of each year for amounts to be earned in the following year. Participant accounts are deemed to be invested in separate investment accounts in an irrevocable rabbi trust under the plan, with similar investment alternatives as those available under our Savings and Profit Sharing Plan (our tax-qualified 401(k) savings and profit sharing plan), including an investment account deemed invested in shares of our Common Stock. Participants are able to modify their investment elections at any time. Participant accounts are adjusted to reflect the investment return of the deemed investments. The table below shows the investment funds available under the retirement plan and their annual rate of return for the calendar year ended December 31, 2008, as reported by the trustee of the retirement plan.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Wells Fargo Advtg Csh Inv MM	2.82%	American Funds Grwth Fund of America R4	(39.07%)
Wells Fargo Advtg Short-term Bd	(0.57%)	Aston/Optimum Mid Cap N	(42.86%)
Dreyfus Bond Market Index	5.58%	Wells Fargo Advtg Opport	(40.38%)
Fidelity Advisor High Inc Advant	(38.96%)	Federated Mid Cap Grwth Strat	(42.75%)
American Funds American Balanced R4	(25.75%)	Wells Fargo Advtg Sm Cap Discp	(34.15%)
T. Rowe Price Equity-Income Adv	(35.88%)	Baron Small Cap	(40.24%)
Wells Fargo Advtg Index Admin	(37.39%)	Fidelity Advisor Overseas A	(43.04%)
Davis NY Venture A	(40.03%)	FMBI Stock Fund	(31.44%)

Non-qualified Stock Option Gain Deferral Plan

In 1998 our Board adopted the Gain Deferral Plan with the purpose to encourage stock ownership of certain key executives. This plan combines traditional deferred compensation arrangements with stock option exercise transactions by allowing eligible stock option participants to defer to a future date the receipt of shares representing the value realized upon exercise of the underlying stock options. In response to the addition of Section 409A of the Code, the Gain Deferral Plan is only available on a limited basis. Currently, 22 stock option participants are eligible to participate, including the named executive officers. Deferrals are held for each participant in separate individual accounts in an irrevocable rabbi trust. Amounts deferred under the Gain Deferral Plan are denominated and paid in shares of Common Stock and are adjusted for dividends as if the dividends were reinvested in shares of Common Stock.

Distributions

Under both the Retirement Plan and the Gain Deferral Plan, payments begin after termination and are payable at the participant’s election, either as a lump sum or in installments over a period not to exceed fifteen years. Earlier payment may be made upon showing of financial hardship to the satisfaction of the Compensation Committee. Distributions are paid in cash under the Retirement Plan, and are paid as in-kind stock distributions under the Gain Deferral Plan. Payments to executive officers and others will be delayed as necessary to comply with Code Section 409A.

2008 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table summarizes the activity in each of the named executive’s deferred compensation accounts during 2008.

(a)	(b)	(c)	(d)	(e)	(f)		(g)
Name	Plan Name	Executive Contributions in 2008 (1)	Company Contributions in 2008 (2)	Aggregate Earnings in 2008 (3)	Aggregate Withdrawals/ Distributions in 2008		Aggregate Balance at December 31, 2008 (4)(5)
Michael L. Scudder	Retirement Plan	$41,695	$77,458	$13,885	-		$503,665
	Gain Deferral Plan	$28,400	na	$10,083	-		$173,944

Thomas J. Schwartz	Retirement Plan	$70,903	$108,540	$33,713	-		$1,392,650
	Gain Deferral Plan	-	na	$89,884	-		$1,499,424

Paul F. Clemens	Retirement Plan	-	$5,935	-	-		$6,082
	Gain Deferral Plan	na	na	na	na		na

Victor P. Carapella	Retirement Plan	$17,544	$35,307	$6,945	-		$382,882
	Gain Deferral Plan	-	na	$57,342	-		$956,564

Janet M. Viano	Retirement Plan	$46,405	$12,229	$12,595	-		$408,533
	Gain Deferral Plan	$55,131	na	$6,492	-		$127,814

John M. O’Meara	Retirement Plan	$14,230	$96,472	$47,801	$1,064,022	(6)	$2,416,810	(7)
	Gain Deferral Plan	-	na	$304,528	$5,058,798	(6)	-

Notes:

(1)

The amounts in column (c) for the Retirement Plan represent a portion of 2008 base salary or a portion of bonus and non-equity incentive awards earned in 2007, but paid in 2008, that were deferred by the named executive officer. The executive contributions into the Retirement Plan include the following amounts for each of the following named executives which are reported as compensation in the 2008 Summary Compensation table on page 44: Michael L. Scudder, $7,393; Thomas J. Schwartz, $17,068; and Janet M. Viano, $28,305. The executive contributions in the Gain Deferral Plan represent the deferral of gains realized on the exercise of stock options during 2008 at the election of the named executive officer and are included in the amounts reported for each named executive officer in the 2008 Option Exercises and Stock Vested table beginning on page 51.

(2)

Company contributions represent amounts that would have been contributed under the tax-qualified benefit plans, but for limitations under the Code. The Company contributions for each named executive officer to the Retirement Plan are included in All Other Compensation of the 2008 Summary Compensation Table on page 44.

(3)	The amounts in column (e) represent the dollar amount of dividends credited and paid to the individual’s account under the Retirement Plan and the Gain Deferral Plan during 2008.

(4)

Aggregate balances at December 31, 2008 reflect amounts accumulated from participant and Company contributions, in the case of the Retirement Plan, and solely from participant contributions, in the case of the Gain Deferral Plan, over the following years of participation: (A) with respect to the Retirement Plan - since 1989 for John M. O’Meara and Thomas J. Schwartz, 1998 for Victor P. Carapella, 1999 for Michael L. Scudder and 2001 for Janet M. Viano; and (B) with respect to the Gain Deferral Plan - since 1998 for John M. O’Meara and Thomas J. Schwartz, since 2000 for Victor P. Carapella, and since 2004 for Michael L. Scudder and Janet M. Viano. The following table presents those amounts included in the aggregate deferred compensation balances for each named executive officer as of December 31, 2008 that have been reported in prior proxy statements filed with the SEC for the fiscal year in which earned:

Proxy Location of Amounts Previously Reported
Name	Summary Compensation Table	Pension Discussion	Option Exercise Table	Total
Michael L. Scudder	$338,453	$102,506	$249,651	$690,610

Thomas J. Schwartz	$665,640	$325,181	$689,043	$1,679,864

Paul F. Clemens	-	-	-	-

Victor P. Carapella	$17,544	-	-	$17,544

Janet M. Viano	$134,228	-	$85,033	$219,261

John M. O’Meara (a)	$2,332,802	$1,496,012	$5,316,907	$9,145,721

(a)	John O’Meara died in September of 2008.

(5)

As of December 31, 2008, aggregate balances in the Retirement Plan and Gain Deferral Plan equate to stock ownership in the Company of 8,710 shares for Michael L. Scudder; 90,987 shares for Thomas J. Schwartz; 0 shares for Paul F. Clemens; 47,928 shares for Victor P. Carapella, 9,250 shares for Janet M. Viano and 0 shares for John M. O’Meara.

(6)	Amount represents the distribution from the Plan to John M. O’Meara’s estate as the result of his death on September 13, 2008.

(7)	Amount represents the balance in the account of John M. O’Meara’s estate to be paid pursuant to the distribution election made prior to December 31, 2007 by Mr. O’Meara.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into agreements and maintain plans covering our executive officers that will require the Company to provide incremental compensation in the event of involuntary termination of employment or a change-in-control. We describe these obligations below. Please note, during the period that the Treasury holds preferred stock of the Company pursuant to the CPP, the Company may be prohibited or restricted from making many of the payments described below to our named executive officers.

Overview

We have entered into employment agreements with each of our named executive officers. These agreements have been in place for many years, in most instances since 1997, and provide for automatic annual renewal. The agreements set forth the executive’s title and responsibilities and the executive’s pay, confidentiality and non-solicitation commitments by the executive and payments, if any, to be made to the executive upon termination of employment. Termination of employment also impacts stock option and restricted stock awards we have made, as well as benefits payable under our employee benefit plans.

The following discussion takes each termination of employment situation – voluntary resignation, discharge for cause, discharge without cause, resignation due to constructive discharge, death and disability – and a change-in-control of the Company, and describes the additional amounts that the Company would pay or provide to the executive officer or the officer’s beneficiaries as a result. The discussion below and the amounts shown reflect certain assumptions we have made in accordance with SEC rules. These assumptions are that the termination of employment or change-in-control occurred on December 31, 2008 and that the value of a share of our stock on that day was $19.97, the closing price as reported by the Nasdaq Stock Market on December 31, 2008. In addition, the following discussion and amounts do not include the payments and benefits which are not enhanced by the termination of employment or change-in-control. These payments and benefits include:

•	Benefits accrued under our Savings and Profit Sharing Plan and Pension Plan in which all employees participate;

•	Accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to our salaried employees generally;

•	Balances accrued under the non-qualified Retirement Plan described on page 52 and the Gain Deferral Plan as described on page 53; and

•	Stock options which have vested and become exercisable prior to the employment termination or change-in-control.

For convenience, the payments and benefits described above are referred to in the following discussion as the executive officer’s “vested benefits.”

John O’Meara died in September of 2008 and the payments received by his estate under the plans described herein were made in accordance with the respective plans, and on the same terms and conditions as all other employees of the Company. Due to his death he is not included in the tables that follow.

Voluntary Resignation

We are not obligated to pay amounts over and above vested benefits in the event of employment termination due to voluntary resignation, unless the executive’s age and years of service qualify for special provisions applicable for retirement. None of our executives have qualified upon any retirement provisions as of December 31, 2008.

Under the confidentiality commitments in the employment agreement, the executive is required to not disclose our confidential information or use it for another’s benefit. In addition, the executive may not solicit any of our clients or customers to not do business with us or solicit any of our employees to leave us. These non-solicitation provisions apply eighteen months after termination of employment for Messrs. Scudder and Schwartz, and one year after termination for all other named executive officers.

Discharge for Cause

We are not obligated to pay any amounts over and above vested benefits if an executive officer’s employment terminates because of discharge for cause and the executive is bound by the confidentiality and non-solicitation commitments. The executive officer’s right to exercise vested options expires upon discharge for cause, and, if the cause is fraud or embezzlement of funds, benefits under the Gain Deferral Plan are subject to forfeiture. In general, a discharge will be for cause if the executive has intentionally failed to perform his or her duties, engaged in illegal or gross misconduct that harms the Company or been convicted of a felony involving moral wrongdoing.

Death or Disability

We provide our employees, including our executive officers, with group life and disability insurance coverage. The group life insurance benefit is a multiple of base salary ranging from two times to four times base salary and is subject to limits contained in the policy. The disability benefit is a monthly benefit, paid until age 65, equal to two-thirds of base salary at the time of disability. These benefits would be paid to the named executives or beneficiary, in addition to the vested benefits, in the event of death or disability.

The following table summarizes the amounts to be paid to our named executive officers, assuming death or disability on December 31, 2008.

Name	Life Insurance (Death) Benefit	Disability Benefits
		Monthly Amount	Months to Age 65	Total Payment
Michael L. Scudder	$980,000	$20,000	199	$3,980,000
Thomas J. Schwartz	$750,000	$20,000	68	$1,360,000
Paul F. Clemens	$438,000	$12,173	103	$1,253,819
Victor P. Carapella	$10,000	$12,173	63	$766,899
Janet M. Viano	$649,000	$12,017	139	$1,670,363

We have provided that all unvested stock options and restricted stock awards become vested in the event of the death or disability of the employee, including our executive officers. The following table summarizes the unvested stock options and restricted stock awards that would have vested on December 31, 2008 if the executive’s employment terminated that day due to death or disability.

	Stock Options		Restricted Stock Awards
Name	Number (1)	Value (2)	Number (3)	Value (4)
Michael L. Scudder	53,732	-	35,715	$713,229
Thomas J. Schwartz	56,419	-	5,682	$113,470
Paul F. Clemens	24,295	-	954	$19,051
Victor P. Carapella	34,522	-	1,819	$36,325
Janet M. Viano	24,209	-	1,807	$36,086

Notes:

(1)	Total number of unvested stock options as of December 31, 2008.

(2)

Difference between the $19.97 stock value on December 31, 2008 and the exercise price for each option. All options may be exercised at any time during the three years after employment termination due to death or disability.

(3)	Total number of unvested restricted stock awards as of December 31, 2008.

(4)	Value of restricted stock awards based on the $19.97 stock value on December 31, 2008.

Discharge Not For Cause; Resignation Due to Constructive Discharge

Our employment agreements obligate the Company to pay severance benefits if an executive officer’s employment is involuntarily terminated other than for cause and the confidentiality and non-solicitation commitments bind the executive. The executive is also required to execute a general release of claims as a condition to receiving severance benefits. This scenario includes the resignation by the executive under circumstances that constitute constructive discharge, except in this case; the non-solicitation commitments do not apply. Constructive discharge will generally arise if the executive determines we have breached the employment agreement by not maintaining his or her appointed positions, power and authority, failed to pay or provide the agreed-upon compensation, given notice that the agreement will not automatically renew, or required the executive to move to an office location more than eighty miles from his or her current location.

Our primary obligation in these circumstances is to continue the executive’s salary and participation in medical plans for a defined severance period and to pay a pro-rata annual bonus for the year employment terminates. We will also provide outplacement assistance. The severance period is nine months for Messrs. Scudder and Schwartz and six months for the other executive officers. The severance period may be extended for up to an additional six-month severance period.

SEVERANCE

The following table summarizes the severance benefits that would be payable to the named executive officers had employment terminated involuntarily on December 31, 2008. Please note, during the period that the Treasury holds preferred stock of the Company pursuant to the CPP, the Company may be prohibited or restricted from making the payments described below.

Name	Salary Continuation			Pro-Rated Annual Bonus (1)	Medical Benefits/ Outplacement (2)	Total
	Monthly Amount	Number of Months	Total Salary Continuation

Michael L. Scudder	$50,000	9	$450,000	$360,000	$77,057	$887,057

Thomas J. Schwartz	$39,583	9	$356,247	$237,500	$59,891	$653,638

Paul F. Clemens	$21,833	6	$130,998	$104,800	$33,968	$269,766

Victor P. Carapella	$23,333	6	$139,998	$112,000	$36,128	$288,126

Janet M. Viano	$18,667	6	$112,002	$89,600	$28,808	$230,410

Notes:

(1)

Pro-rated annual bonus based on target bonus for year of termination and number of days elapsed at date of termination. Amount reflects full 2008 target bonus since termination is presumed to occur on last day of year.

(2)	Reflects amount of health benefit continuation (COBRA) premium paid by the Company during salary continuation period and outplacement services estimated to be 12% of annual base salary.

CHANGE-IN-CONTROL

We have special provisions in our employment agreements and plans in the event of a change-in-control of our Company. In general, a change-in-control will occur if a person or group acquires more than 25% of our voting stock, there is an unwelcome change in a majority of the members of our Board, or if after we merge with another organization our stockholders do not continue to own more than half of the voting stock of the merged company and more than half of the members of the board of the merged company were not members of our Board.

The severance benefits under our employment agreements are enhanced in the event of involuntary termination (including constructive discharge) upon a change-in-control and the confidentiality commitments apply. For this purpose, resignation by the executive for any reason after completion of a one-year post change-in-control transition period will qualify as constructive discharge. The enhanced benefits consist of a lump sum payment of approximately two and one-half years’ pay in the case of Messrs. Scudder and Schwartz and two years’ pay for the other named executive officers. The employment agreements also provide for a gross-up payment should the executive be subject to the excise tax on golden parachute payments under the Code. In addition, all unvested stock options and restricted stock awards vest in full upon a change-in-control, whether or not the executive’s employment terminates.

The table below summarizes the additional payments we would be obligated to make if a change-in-control and the executive’s employment terminated on December 31, 2008. Please note, during the period that the Treasury holds preferred stock of the Company pursuant to the CPP, the Company may be prohibited or restricted from making the payments described below.

Name	Severance Payments			Equity Awards
	Cash Lump Sum	Gross-Up Payment	Total Severance Payments	Stock Options		Restricted Stock		Total Equity Value
				Number (1)	Value (2)	Number (3)	Value (4)
Michael L. Scudder	$2,758,725	$1,261,133	$4,019,858	53,732	-	35,715	$713,229	$713,229
Thomas J. Schwartz	$2,189,885	$806,883	$2,996,768	56,419	-	5,682	$113,470	$113,470
Paul F. Clemens	$826,874	$283,413	$1,110,287	24,295	-	954	$19,051	$19,051
Victor P. Carapella	$938,616	-	$938,616	34,522	-	1,819	$36,325	$36,325
Janet M. Viano	$721,158	-	$721,158	24,209	-	1,807	$36,086	$36,086

Notes:

(1)	Total number of unvested stock options as of December 31, 2008.

(2)

Difference between the $19.97 stock value on December 31, 2008 and exercise price for each option. All options may be exercised at any time during the three years after employment termination due to change-in-control.

(3)	Total number of shares of unvested restricted stock awards as of December 31, 2008.

(4)	Value of restricted stock awards based on a $19.97 stock value on December 31, 2008.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Named Executive Officer Discussion and Analysis that precedes this report. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Named Executive Officer Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2008.

The Company is participating in the TARP program established by the Treasury under the EESA. As required by the TARP, the Compensation Committee certifies that it has reviewed with our senior risk officers the TARP Senior Executive Officer incentive compensation arrangements for 2008 and has made reasonable efforts to ensure that such arrangements do not encourage our TARP Senior Executive Officers (who are our “named executive officers”) to take unnecessary and excessive risks that threaten the value of the Company. See the Section entitled 2008 Developments- Government Intervention and Regulation beginning on page 31.

Vernon A. Brunner (Chair May 21, 2008 – March 31, 2009) *

J. Stephen Vanderwoude (Vice Chair February 18, 2009 – March 31, 2009 and Chair as of April 1, 2009) *

Barbara A. Boigegrain **

Brother James Gaffney **

Thomas M. Garvin *

John L. Sterling *

Members, Compensation Committee

*

Member of the Compensation Committee throughout all of 2008 and through the March 27, 2009 Compensation Committee meeting at which this Report was approved, and involved in all deliberations and actions of the Compensation Committee during and with respect to 2008.

**

Member of the Compensation Committee effective August 20, 2008 and did not participate in any deliberations or actions of the Compensation Committee before that date, including Compensation Committee actions with respect to compensation decisions for 2008.

AUDIT COMMITTEE REPORT

The primary responsibilities of the Audit Committee (we, us) are to: (1) assist the Board in its oversight of the integrity of the Company’s financial statements and systems of internal control over financial reporting; (2) oversee the Company’s compliance with legal and regulatory requirements relating to financial reporting and disclosure; (3) evaluate the independence and qualifications of the Company’s independent auditors; and (4) oversee the performance of the Company’s independent auditors and its internal audit function. We also are solely responsible for the appointment, compensation, and retention of the Company’s independent auditors. The Board has adopted an Audit Committee Charter, which sets forth the specific duties of the Audit Committee, a copy of which is available on the Company’s website.

In carrying out our oversight responsibilities, we rely on the expertise and knowledge of management, the independent auditors and the internal auditors. Management is responsible for determining that its financial statements are complete, accurate and in accordance with U.S. generally accepted accounting principles. Management, in conjunction with the internal auditors, is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s financial statements and internal control over financial reporting. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with U.S. generally accepted accounting principles, or to conduct investigations or other types of auditing or accounting reviews or procedures.

We have reviewed and had discussions with management and Ernst & Young LLP regarding the Company’s audited financial statements for the fiscal year ended December 31, 2008. We also have discussed with Ernst & Young LLP the matters required under Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. We have received the required disclosures from Ernst & Young LLP under applicable Public Company Accounting Oversight Board standards regarding auditor independence, and have discussed the auditors’ independence with Ernst & Young LLP. We have established policies and procedures regarding the pre-approval of all services provided by the independent auditors. We have reviewed the audit and non-audit services provided by Ernst & Young LLP for the fiscal year ended December 31, 2008 and considered whether such services are compatible with maintaining the auditors’ independence, and determined to engage Ernst & Young LLP as the independent registered public accounting firm of First Midwest Bancorp, Inc. for the fiscal year ending December 31, 2009.

Based upon our review of the Company’s audited financial statements and the discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in our charter, we have, pursuant to authority delegated by the Board, approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Joseph W. England (Chair)

Barbara A. Boigegrain

Bruce S. Chelberg,

John F. Chlebowski, Jr.

Patrick J. McDonnell

John E. Rooney

Ellen A. Rudnick

Members, Audit Committee

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act) requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and stockholders are also required to furnish us with copies of all Section 16(a) reports they file. Purchases and sales of our equity securities by such persons are published on our website at http://www.firstmidwest.com/aboutinvestor_SEC.asp. Based on a review of the copies of such reports, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and stockholders were complied with during the fiscal year ended December 31, 2008.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by FMBI under the Securities Act or the Exchange Act, the Sections of this Proxy Statement entitled “Audit Committee Report” and “Compensation Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing. We also include several website addresses in this Proxy Statement for your reference. The information on these websites is not part of this Proxy Statement.

Other Business

At the date hereof, there are no other matters that the Board intends to present, or has reason to believe others will present, at the Annual Meeting. If other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Stockholder Proposals for 2010 Annual Meeting of Stockholders

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2010 Annual Meeting of Stockholders must submit their proposals to our Corporate Secretary on or before December 8, 2009. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with our Articles of Incorporation, for a matter not included in our proxy materials to be properly brought before the 2010 Annual Meeting of Stockholders, a stockholder’s notice of the matter must be timely delivered to First Midwest Bancorp, Inc. ATTN: Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143, not less than 120 nor more than 180 days prior to the date of the meeting, which currently is scheduled for May 19, 2010. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Articles of Incorporation (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than November 20, 2009 and no later than January 19, 2010.

Stockholder Recommendations for Director Candidates

The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. The policy of the Nominating and Corporate Governance Committee is to consider candidates recommended by stockholders in the same manner as other candidates. Stockholders who wish to submit director candidates for consideration by the Nominating and Corporate Governance Committee for election at our 2010 Annual Meeting of Stockholders may do so by submitting in writing such candidates’ names, in compliance with the procedures and along with the other information required by our Articles of Incorporation, to First Midwest Bancorp, Inc. ATTN: Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143 between November 20, 2009 and January 19, 2010.

Important Notice Regarding Delivery of Stockholder Documents

SEC rules allow us to deliver a single copy of our proxy materials to multiple stockholders of record sharing the same address and last name, or who we reasonably believe are members of the same family and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. We have been notified that certain brokers and banks holding our Common Stock for their customers will household proxy materials. Stockholders sharing an address whose shares of our Common Stock are held by a broker or bank, who now receive multiple copies of our proxy materials and who wish to receive only one copy of these materials per household, should contact their broker or bank to request that only one set of these materials be delivered in the future.

If you are a registered holder receiving multiple copies of our annual report and proxy statement, you may request householding in the future by contacting our Corporate Secretary.

Policies on Reporting of Concerns Regarding Accounting and Other Matters and on Communicating with Independent Directors

We have adopted policies on reporting of concerns regarding accounting and other matters and on communicating with our independent Directors.

Any person, whether or not an employee, who has a concern about the conduct of FMBI or its subsidiaries or affiliates, or any of our people, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern via regular mail to the Company’s Audit Services Director, or to the Chairman of the Audit Committee, in either case, at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

Any interested party, whether or not an employee, may contact an individual director, the Board as a group, or a specified Board committee or group, including our independent directors as a group, by submitting written correspondence to First Midwest Bancorp, Inc., Attn: Board of Directors, One Pierce Place, Suite 1500, Itasca, Illinois 60143. Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. Communications also may be referred to other departments within the Company.

Voting Via the Internet or by Telephone

Provisions have been made for you to vote your shares of Common Stock via the Internet or by telephone. You may also vote your shares by mail. Please see the Section entitled How do I vote? beginning on page 3 and the Proxy Card accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting via the Internet and by telephone should understand that there may be costs associated with voting in these manners, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

By order of the Board of Directors,

Cynthia A. Lance

Executive Vice President and Corporate Secretary,

First Midwest Bancorp, Inc.

April 8, 2009

ANNEX A

Glossary of Terms

ARRA: means the American Reinvestment and Recovery Act of 2009, which was signed into law on February 17, 2009. The ARRA amends the EESA and its programs, and contains additional restrictions on executive compensation applicable to institutions that receive TARP capital, including companies that participated in the CPP prior to enactment of ARRA. The AARA is described in greater detail in the section entitled 2008 Developments- Government Intervention and Regulation beginning on page 31.

Code: means the Internal Revenue Code of 1986, as amended.

CPP: means the Capital Purchase Program promulgated under TARP and EESA in October of 2008. Under the initial CPP program, the Treasury is empowered to purchase up to $250 billion in senior preferred stock from various financial institutions. The CPP requires each participating institution to place certain limits on executive compensation, which are described in greater detail in the section entitled 2008 Developments- Government Intervention and Regulation beginning on page 31.

EESA: means the Emergency Economic Stabilization Act of 2008, which was signed into law on October 17, 2008. The EESA seeks to restore stability and liquidity to the financial markets with a series of programs designed to provide assistance to U.S. controlled financial institutions due to the prolonged credit and liquidity crisis. The TARP program (see below) was established under the EESA as well as programs that: (1) provide federal guaranties of certain money market funds; (2) give the SEC the authority to suspend the application of FAS 157 (Fair Value Measurements); and (3) increase, through December 31, 2009, FDIC deposit insurance to $250,000.

Senior Executive Officers or SEOs: means the institution’s principal executive officer, the principal financial officer and the three most highly compensated executive officers.

TARP: means the Troubled Asset Relief Program promulgated under the EESA in October of 2008. TARP initially set forth a series of programs designed to assist U.S. controlled financial institutions in managing certain bad assets resulting from the collapse of the U.S. mortgage industry and the subsequent credit and liquidity crisis. TARP empowered the Treasury to purchase or insure up to $700 billion of “troubled” assets through programs under which the Treasury could purchase preferred stock from financial institutions, or purchase bad assets directly from financial institutions at fair market values. President Bush used his executive authority to declare that TARP funds may be spent on any program he personally deems necessary to avert the financial crisis and thus extend the use of TARP funds to support the auto industry.

Treasury: means the United States Department of the Treasury.

A-1

Annex B

OMNIBUS STOCK AND INCENTIVE PLAN

(As Amended and Restated ~~February 19, 2003~~May 20, 2009)

i

(continued)

ii

(continued)

iii

Section 1.    Establishment, Purpose, and Effective Date of Plan

1.1 Establishment. First Midwest Bancorp, Inc., a Delaware corporation, hereby amends and restates the ~~“FIRST MIDWEST BANCORP, INC. 1989 OMNIBUS STOCK AND INCENTIVE PLAN” as the~~ “FIRST MIDWEST BANCORP, INC. OMNIBUS STOCK AND INCENTIVE PLAN.”

1.2 Purpose. The purpose of the Plan is to advance the interests of the Company by providing to employees additional incentives and motivation toward superior performance of the Company and its subsidiaries, and by enabling the Company and its subsidiaries to attract and retain the services of employees upon whose judgment, interest, and special effort the successful conduct of its operations is largely dependent.

1.3 Effective Date. The Plan, as amended and restated, shall become effective immediately upon its adoption by the Board of Directors of the Company on ~~February 19, 2003~~May 20, 2009 subject to approval of the stockholders at the Company’s 2009 Annual Meeting of Stockholders.

Section 2.    Definitions

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Award” means any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Share or Other Award granted under this Plan.

(b) “Award Agreement” means the agreement that sets forth the terms, conditions and limitations applicable to an Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” shall mean any one of the following:

(i) gross misconduct in, or the continued and willful refusal by the Participant after written notice by the Company to make himself available for the performance of the Participant’s duties for the Company or a subsidiary; or

(ii) conviction for a felony for a matter related to the Company or a subsidiary; or

(iii) suspension due to the direction of any authorized bank regulatory agency that the Participant be relieved of his duties and responsibilities to the Company or a subsidiary.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee of the Board of Directors or such other committee appointed from time to time by the Board of Directors to administer this Plan. The Committee shall consist of two or more members, each of whom shall qualify as a “non-employee director,” as the term (or similar or successor term) is defined by Rule 16b-3, and as an “outside director” within the meaning of Code Section 162(m) and regulations thereunder.

(g) “Company” means First Midwest Bancorp, Inc., a Delaware corporation.

(h) “Disability” means totally and permanently disabled as from time to time defined under the First Midwest Bancorp Consolidated Pension Plan.

(i) “Employee” means a regular salaried employee (including officers and directors who are also employees) of the Company or its Subsidiaries, or any branch or division thereof. A regular salaried employee who, with the approval of the Board of Directors or the Committee enters into a “Continuing Participant Agreement” with the Company or its Subsidiaries effective upon such person ceasing to be a regular salaried employee, shall continue to be an Employee for purposes of this Plan and shall not be deemed to incur a termination of employment during the term of such Continuing Participant Agreement.

(j) “Fair Market Value” means the average of the highest and lowest prices of the Stock as reported by the consolidated tape of the Nasdaq National Market System on a particular date. In the event that there are no Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions.

(k) “Option” means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan an Option may be either (i) an “Incentive Stock Option,” or “ISO” within the meaning of Section 422 of the Code, (ii) a “Nonstatutory (Nonqualified) Stock Option,” or “NSO,” or (iii) any other type of option encompassed by the Code.

(l) “Other Award” means an Award, other than a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Unit or Performance Share granted under this Plan, including the right to receive Stock or a fixed or variable share denominated unit granted under this Plan or any deferred compensation plan established from time to time by the Company.

(m) “Participant” means any Employee designated by the Committee to participate in the Plan.

(n) “Performance Unit” means a right to receive a payment equal to the value of a Performance Unit as determined by the Committee based upon performance and pursuant to Section 10 of the Plan.

(o) “Performance Share” means a right to receive a payment equal to the value of a Performance Share as determined by the Committee based on performance and pursuant to Section 10 of the Plan.

(p) “Period of Restriction” means the period during which the transfer of shares of Restricted Stock is restricted pursuant to Section 9.2 of the Plan.

(q) “Plan” means the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan as set forth herein and any amendments hereto.

(r) “Previously-Acquired Share” means a share of Stock acquired by the Participant or any beneficiary of Participant other than pursuant to an Award under this Plan or the predecessor to this Plan, or if so acquired, such share of Stock has been held for a period of not less than six months, or such shorter period as the Committee may prescribe.

(s) “Restricted Stock” means Stock granted to a Participant pursuant to Section 9 of the Plan.

(t) “Restricted Stock Unit” means a right to receive a payment equal to the value of a share of Stock, pursuant to Section 9 of the Plan.

(u) “Retirement” means termination of employment other than for Cause, at or after the Participant’s (a) age 65 (“Normal Retirement Date”) or (b) age 55 (but prior to age 65), with fifteen or more years of service, or such other date prior to age 65 which constitutes an Early Retirement Date (“Early Retirement Date”) as defined from time to time under the First Midwest Bancorp Consolidated Pension Plan. Years of service shall be determined in accordance with said Pension Plan.

(v) “Rule 16b-3” means Rule 16b-3 or any successor or comparable rule or rules applicable to Awards granted under the Plan promulgated by the Securities and Exchange Commission under Section 16(b) of the Securities Exchange Act of 1934, as amended.

(w) “Stock” means the Common Stock, without par value, of the Company.

(x) “Stock Appreciation Right” and “SAR” mean the right to receive a payment from the Company equal to the excess of the Fair Market Value of a share of stock at the date of exercise over a specified price fixed by the Committee, which shall not be less than 100% of the Fair Market Value of the Stock on the date of grant. In the case of a Stock Appreciation Right which is granted in conjunction with an Option, the specified price shall be the Option exercise price.

2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Section 3.    Eligibility and Participation

3.1 Eligibility and Participation. Participants in the Plan shall be selected by the Committee from among those Employees who, in the opinion of the Committee, are Employees in a position to contribute to the Company’s continued growth and development and to its long-term financial success.

Section 4.    Administration

4.1 Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof (whether taken during a meeting or by written consent), shall determine the type or types of Awards to be made under the Plan and shall designate from time to time the Employees who are to be recipients of such Awards. The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever. To the extent deemed necessary or advisable for purposes of Rule 16b-3 or otherwise, the Board may act as the Committee hereunder.

4.2 Delegation of Authority. To the extent provided by resolution of the Board, the Committee may authorize the Chief Executive Officer of the Corporation and other senior officers of the Company to designate officers and employees to be recipients of Awards, to determine the terms, conditions, form and amount of any such Awards, and to take such other actions which the Committee is authorized to take under this Plan, provided that the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who at the time of such Awards or action are subject to Section 16 of the Exchange Act or are “covered employees” as defined in Section 162(m) of the Code.

4.3 Award Agreements. Each Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee. The Award Agreement shall be delivered to, and, to the extent required by the Committee, signed by the Participant.

Section 5.     Stock Subject to Plan

5.1 Number of Shares Available for Awards. The total number of shares of Stock which may be issued pursuant to Awards under the Plan may not exceed ~~6~~7,431,641 (inclusive of shares issued prior to ~~February 19, 2003~~May 20, 2009, the date this amended and restated Plan was approved by ~~the Board~~stockholders and the Board) ~~of which an aggregate of not more than 325,000 shares shall be issued under Awards which are Restricted Stock or Restricted Stock Units~~. Such number of shares shall be subject to adjustment upon occurrence of any of the events indicated in Section 5.4. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock, not reserved for any other purpose.

5.2 Reuse. If, and to the extent:

(a) An Option shall expire or terminate for any reason without having been exercised in full (including, without limitation, cancellation and re-grant), or in the event that an Option is exercised or settled in a manner such that some or all of the shares of Stock related to the Option are not issued to the Participant (or beneficiary) (including as the result of a share-for-share exercise or the use of shares for withholding taxes), the shares of Stock subject thereto which have not become outstanding shall (unless the Plan shall have terminated) remain available for issuance under the Plan; or

(b) Any Awards under the Plan are forfeited for any reason, or settled in cash in lieu of Stock or in a manner such that some or all of the shares of Stock related to the Award are not issued to the Participant (or beneficiary) (including as a result of the use of shares for tax withholding), such shares of Stock shall (unless the Plan shall have terminated) remain available for issuance under the Plan, except as provided in Section 8.2 which relates to the exercise of SARs in lieu of Options.

5.3 Limitations on Awards to a Single Participant. Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to Awards made hereunder:

(a) No Participant may be granted, during any calendar year period, Awards consisting of Options or SARs that are exercisable for more than 250,000 shares of Stock (500,000 in the Participant’s initial calendar year as an Employee), subject to adjustment pursuant to the provisions of Section 5.4;

(b) No Participant may be granted, during any calendar period, Awards consisting of shares of Common Stock or units denominated in such shares (other than any Awards consisting of

Options or SARs) covering or relating to more than 250,000 shares of Common Stock (500,000 in the Participant’s initial calendar year as an Employee), subject to adjustment pursuant to the provisions of paragraph 5.4 hereof; and

5.4 Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock that occurs after ratification of the Plan by the stockholders of the Company by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock available for issuance under Section 5.1, subject to each outstanding Award and the other terms thereof, and the limitations set forth in Section 5.3, shall be adjusted appropriately by the number of shares the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share.

5.5 No Repricing Without Stockholder Approval. Notwithstanding anything in the Plan to the contrary, the Committee may not reprice Options granted under the Plan, nor may the Board amend the Plan to permit repricing of Options granted under the Plan, unless the stockholders of the Company provide prior approval for such repricing. Adjustments pursuant to Section 5.4 shall not be considered a repricing.

Section 6.    Duration of Plan

6.1 Duration of Plan. This Plan shall remain in effect, subject to the Board’s right to earlier terminate the Plan pursuant to Section 15 hereof, until all Stock subject to it shall have been purchased or acquired pursuant to the provisions hereof. Notwithstanding the foregoing, no Award may be granted under the Plan on or after February 21, 2011.

Section 7.    Stock Options

7.1 Grant of Options. Subject to the provisions of Section 5 and 6, Options may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Options granted to each Participant. The Committee may grant any type of Option to purchase Stock that is permitted by law at the time of grant.

7.2 Option Price. No Option granted pursuant to the Plan shall have an Option price that is less than the Fair Market Value of the Stock on the date the Option is granted.

7.3 Exercise of Options. Options awarded under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall approve, either at the time of grant of such Options or pursuant to a general determination, and which need not be the same for all Participants, provided that, to the extent required to comply with Rule 16b-3, no Option shall be exercisable within the first six months of its term, unless death or Disability of the Participant occurs during such period. Each Option which is intended to qualify as an Incentive Stock Option pursuant to Section 422 of the Code, and each Option which is intended to qualify as another type of ISO which may subsequently be authorized by law, shall comply with the applicable provisions of the Code pertaining to such Options.

7.4 Payment. Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of shares of Stock with respect to which the Option is to be exercised, accompanied by full payment for the Stock. The Option Price upon exercise of any Option shall be payable to the Company in full either:

(a) in cash or its equivalent (including, for this purpose, the proceeds from a cashless exercise as permitted under Federal Reserve Board’s Regulation),

(b) by tendering Previously-Acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option price (including, for this purpose, Stock deemed tendered by affirmation of ownership),

(c) by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law, or

(d) by a combination of (a), (b), and (c).

The exercise of an Option shall cancel any related SAR to the extent of the number of shares as to which the Option is exercised. As soon as practicable after receipt of each notice and full payment, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Stock. Notwithstanding the foregoing, the Option price payable with respect to the exercise of any Options by a Participant who has a deferral election in effect under the Company’s Nonqualified Stock Option—Gain Deferral Plan (the “Gain Deferral Plan”) shall be made solely be tendering previously-acquired Stock in accordance with paragraph (b) above. As soon as practicable after receipt of notice of exercise and payment, the Company shall deliver to the trustee of the trust established under the Gain Deferral Plan, a certificate or certificates representing such number of shares of Stock determined by dividing (i) the excess of (A) the Fair Market Value of the shares of Stock purchased pursuant to such Option exercise, over (B) the aggregate exercise price of the shares of Stock purchased, by (ii) the Fair Market Value of one share of Stock. In addition, as soon as practicable after receipt of such notice and payment of the Option price (other than payment by affirmation of ownership), the Company shall deliver to the Participant a certificate or certificates representing shares with a Fair Market Value equal to the aggregate option exercise price paid, net of any tax withholding pursuant to Section 16.2. For purposes of the foregoing, Fair Market Value shall be determined on the date of Option exercise.

7.5 Limitations on ISOs. All shares authorized for issuance under this Plan may be issued pursuant to Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, to the extent required from time to time by the Code, the following additional provisions shall apply to the grant of Options which are intended to qualify as Incentive Stock Options (as such term is defined in Section 422 of the Code):

(a) The aggregate Fair Market Value (determined as of the date the Option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) shall not exceed $100,000 or such other amount as may subsequently be specified by the Code; provided that, to the extent that such limitation is exceeded, any excess Options (as determined under the Code) shall be deemed to be Nonstatutory (Nonqualified) Stock Options.

(b) Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the Options as Incentive Stock Options.

(c) All Incentive Stock Options must be granted within ten years from the earlier of the date on which this Plan was adopted by the Board of Directors or the date this Plan was approved by the stockholders.

(d) Unless exercised, terminated, or cancelled sooner, all Incentive Stock Options shall expire no later than ten years after the date of grant.

7.6 Restrictions on Stock Transferability. The Committee shall impose such restrictions on any shares of Stock acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under the applicable Federal securities law, under the requirements of any stock exchange upon which such shares of Stock are then listed and under any blue sky or state securities laws applicable to such shares.

7.7 Termination of Employment Due to Death, Disability, Retirement. In the event the employment of a Participant is terminated by reason of death, Disability, or Retirement, any outstanding Options then exercisable may be exercised at any time prior to the expiration date of the Options or within three (3) years after such date of termination of employment, whichever period is the shorter. For purposes of the preceding sentence, in the event such termination is due to death or Disability, then any outstanding Options shall vest 100% and be deemed exercisable in full as of such termination. However, in the case of Incentive Stock Options, the favorable tax treatment prescribed under Section 422 of the Code shall not be available if such options are not exercised within three (3) months after date of termination, or twelve (12) months in the case of Disability, provided such Disability constitutes total and permanent disability as defined in Section 22(e)(3) of the Code. If an Incentive Stock Option is not exercised within three (3) months of termination due to Retirement, it shall be treated as a Nonstatutory (Nonqualified) Stock Option for the remainder of its allowable exercise period.

7.8 Termination of Employment other than Due to Death, Disability, Retirement or for Cause; Termination for Cause. If the employment of the Participant shall terminate for any reason other then death, Disability, Retirement, or involuntarily for Cause, the rights under any then outstanding Option granted pursuant to the Plan shall terminate upon the expiration date of the Option or one month after such date of termination of employment, whichever first occurs; provided, however, that in the event such termination of employment occurs after a Change-in-Control (as defined in Section 14.2 of the Plan), the rights under any then outstanding Option granted pursuant to the Plan shall terminate upon the expiration date of the Option or three years after such date of termination of employment, whichever first occurs. Where termination of employment is involuntarily for Cause, rights under all Options shall terminate immediately upon termination of employment.

7.9 Nontransferability of Options. Except as provided below, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of the Options (other than Incentive Stock Options) granted to a Participant to be on terms which permit transfer by such Participant to:

(a) the spouse, children or grandchildren of the Participant (“Immediate Family Members”);

(b) a trust or trusts for the exclusive benefit of such Immediate Family Members, or;

(c) a partnership in which such Immediate Family Members are the only partners,

provided that:

(i) there may be no consideration for any such transfer;

(ii) the Award Agreement pursuant to which such Options are granted expressly provides for transferability in a manner consistent with this Section 7.9; and

(iii) subsequent transfers of transferred Options shall be prohibited except those in accordance with Section 12. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 12 hereof the term “Participant” shall be deemed to refer to the transferee. The provisions of Sections 7 and 14 relating to the period of exercisability and expiration of the Option shall continue to be applied with respect to the original Participant, and the Options shall be exercisable by the transferee only to the extent, and for the periods, set forth in said Sections 7 and 14.

Section 8.     Stock Appreciation Rights

8.1 Grant of Stock Appreciation Rights. Subject to the provisions of Sections 5 and 6, Stock Appreciation Rights (“SARs”) may be granted to Participants at any time and from time to time as shall be determined by the Committee. An SAR may be granted at the discretion of the Committee in any of the following forms:

(a) In lieu of Options,

(b) In addition to Options,

(c) Upon lapse of Options,

(d) Independent of Options,

(e) Each of the above in connection with previously awarded Options.

8.2 Exercise of SARs in Lieu of Options. SARs granted in lieu of Options may be exercised for all or part of the shares of Stock subject to the related Option upon the surrender of the right to exercise an equivalent number of Options. The SAR may be exercised only with respect to the shares of Stock for which its related Option is then exercisable. Option shares with respect to which the SAR shall have been exercised may not be subject again to an Award under this Plan. SARs granted pursuant to this Section 8.2 with respect to which the Option shares have been exercised will immediately lapse upon such exercise.

8.3 Exercise of SARs in Addition to Options. SARs granted in addition to Options shall be deemed to be exercised upon the exercise of the related Options.

8.4 Exercise of SARs Independent of Options. SARs granted independent of Options may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon the SARs.

8.5 Exercise of SARs Upon Lapse of Options. SARs granted upon lapse of Options shall be deemed to have been exercised upon the lapse of the related Options as to the number of shares of Stock subject to the Options. Notwithstanding Section 5.2 above, cancelled Options in an amount equal to the related SARs shall not be available again for Awards under the Plan.

8.6 Payment of SAR Amount. Upon exercise of the SAR, the holder shall be entitled to receive payment of an amount (subject to Section 8.8 below) determined by multiplying:

(a) The difference between the Fair Market Value of a share of Stock at the date of exercise over the price fixed by the Committee at the date of grant, by

(b) The number of shares with respect to which the Stock Appreciation Right is exercised.

8.7 Form and Timing of Payment. At the discretion of the Committee, payment for SARs may be made in cash or Stock, or in a combination thereof.

8.8 Limit of Appreciation. At the time of grant, the Committee may establish in its sole discretion, a maximum amount per share which will be payable upon exercise of an SAR.

8.9 Term of SAR. The term of an SAR granted under the Plan shall not exceed ten years and one day.

8.10 Termination of Employment. In the event the employment of a Participant is terminated by reason of death, Disability, Retirement, or any other reason, any SARs outstanding shall terminate in the same manner as specified for Options under Sections 7.7 and 7.8 herein.

8.11 Nontransferability of SARs. No SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all SARs granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

Section 9.    Restricted Stock and Restricted Stock Units

9.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the provisions of Sections 5 and 6, the Committee, at any time and from time to time, may grant shares of Restricted Stock or Restricted Stock Units under the Plan to such Participants and in such amounts as it shall determine. Each grant of Restricted Stock or Restricted Stock Units shall be in writing. The Committee, in its discretion, may permit a Participant to defer receipt of any Restricted Stock Units beyond the expiration of any applicable Period of Restriction.

9.2 Transferability. Except as provided in Sections 9.8 and 9.9 hereof, the shares of Restricted Stock and Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated for such period of time as shall be determined by the Committee and shall be specified in the Restricted Stock grant or the Restricted Stock Unit grant, or upon earlier satisfaction of other conditions (which may include the attainment of performance goals as defined in Section 10.8 hereof), as specified by the Committee in its sole discretion and set forth in the Restricted Stock grant or the Restricted Stock Unit grant.

9.3 Other Restrictions. The Committee shall impose such other restrictions on any shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

9.4 Voting Rights. Participants holding shares of Restricted Stock or Restricted Stock Units granted hereunder may exercise full voting rights with respect to those shares during the Period of Restriction.

9.5 Dividends and Other Distributions. During the Period of Restriction, Participants holding shares of Restricted Stock or Restricted Stock Units granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to those shares or units while they are so held. If any such dividends or distributions are paid in shares of Stock, the shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock or Restricted Stock Units with respect to which they were paid.

9.6 Termination of Employment Due to Retirement. In the event a Participant’s employment terminates on or after his Normal Retirement Date, the Period of Restriction applicable to the Restricted Stock or the Restricted Stock Units pursuant to Subsection 9.2 hereof shall automatically terminate and, except as otherwise provided in Subsection 9.3, the shares of Restricted Stock shall thereby be free of restrictions and freely transferable. In the event a Participant terminates employment on or after his Early Retirement Date but prior to Normal Retirement Date, any shares of Restricted Stock and any Restricted Stock Units still subject to restrictions at the date of such termination automatically shall be forfeited and returned to the Company; provided, however, that the Committee in its sole discretion may waive the restrictions remaining on any or all shares of Restricted Stock or any and all Restricted Stock Units, or add such new restrictions to those shares of Restricted Stock or Restricted Stock Units as it deems appropriate.

9.7 Termination of Employment Due to Death or Disability. In the event a Participant terminates his employment with the Company because of death or Disability during the Period of Restriction, the restrictions applicable to the shares of Restricted Stock or to the Restricted Stock Units pursuant to Section 9.2 hereof shall automatically terminate and, except as otherwise provided in Subsection 9.3, the shares of Restricted Stock shall thereby be free of restrictions and freely transferable.

9.8 Termination of Employment for Reasons other than Death, Disability, or Retirement. In the event that a Participant terminates his employment with the Company for any reason other than those set forth in Sections 9.6 and 9.7 hereof during the Period of Restriction, then any shares of Restricted Stock and any Restricted Stock Units still subject to restrictions at the date of such termination automatically shall be forfeited and returned to the Company; provided, however, that, in the event of an involuntary termination of the employment of a Participant by the Company other than for Cause, the Committee in its sole discretion may waive the automatic forfeiture of any or all such shares or units, and/or may add such new restrictions to such shares of Restricted Stock or Restricted Stock Units as it deems appropriate.

9.9 Nontransferability. No shares of Restricted Stock or Restricted Stock Units granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution until the termination of the applicable Period of Restriction. All rights with respect to Restricted Stock or Restricted Stock Units granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

Section 10.    Performance Units and Performance Shares

10.1 Grant of Performance Units or Performance Shares. Subject to the provisions of Sections 5 and 6, Performance Units or Performance Shares may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Units or Performance Shares granted to each Participant.

10.2 Value of Performance Units and Performance Shares. Each Performance Unit shall have an initial value of one hundred dollars ($100) and each Performance Share initially shall represent one share of Stock. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the ultimate value of the Performance Unit or Performance Share to the Participant. The time period during which the performance goals must be met shall be called a performance period, and also is to be determined by the Committee.

10.3 Payment of Performance Units and Performance Shares. After a performance period has ended, the holder of a Performance Unit or Performance Share shall be entitled to receive the value thereof as determined by the extent to which performance goals discussed in Section 10.2 have been met.

10.4 Form and Timing of Payment. Payment in Section 10.3 above shall be made in cash, stock, or a combination thereof as determined by the Committee. Payment may be made in a lump sum or installments as prescribed by the Committee. If any payment is to be made on a deferred basis, the Committee may provide for the payment of dividend equivalents or interest during the deferral period.

10.5 Termination of Employment Due to Death, Disability, or Retirement. In the case of death, Disability, or Retirement, the holder of a Performance Unit or Performance Share shall receive prorata payment based on the number of months’ service during the performance period but based on the achievement of performance goals during the entire performance period. Payment shall be made at the time payments are made to Participants who did not terminate service during the performance period.

10.6 Termination of Employment for Other Reasons. In the event that a Participant terminates employment with the Company for any reason other than death, Disability or Retirement, all Performance Units and Performance Shares shall be forfeited; provided, however, that in the event of an involuntary termination of the employment of the Participant by the Company other than for Cause, the Committee in its sole discretion may waive the automatic forfeiture provisions and pay out on a prorata basis.

10.7 Nontransferability. Units or Performance Shares granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution until the termination of the applicable performance period. All rights with respect to Performance Units and Performance Shares granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

10.8 Performance Goals. For purposes of Sections 9.2 and 10.2 hereof, “performance goals” shall mean the criteria and objectives, determined by the Committee pursuant to the Plan, which shall be satisfied or met during the applicable restriction period or performance period, as the case may be, as a condition to the Participant’s receipt, in the case of a grant of the Restricted Stock or a grant of Performance Shares, of the shares of Stock subject to such grant, or in the case of a Performance Unit Award, of payment with respect to such Award. Such criteria and objectives may include, but are not limited to, return on assets, return on equity, growth in net earnings, growth in earnings per share, growth in the Fair Market Value of the Stock, or any combination of the foregoing or any other criteria and objectives determined by the Committee. Upon completion of the restricted period or the performance period, as the case may be, the Committee shall certify the level of the performance goals attained and the amount of the Award payable as a result thereof.

Section 11.    Other Awards

11.1 Grant of Other Awards. Subject to the provisions of Section 5 and 6, Other Awards may be granted to Participants at any time and from time to time as shall be determined by the Committee.

11.2 Terms of Other Awards. Other Awards may be made in contribution or in tandem, with, in replacement of, or as alternatives to Awards under Section 7, 8, 9 or 10 of this Plan or of any other incentive or employee benefit plan of the Company or any of its subsidiaries. An Other Award may provide for payment in cash or in Stock or a combination thereof.

Section 12.     Beneficiary Designation

12.1 Beneficiary Designation. Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to his estate.

Section 13.     Rights of Employees

13.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

13.2 Participation. No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

Section 14.    Change-in-Control

14.1 In General. Except as expressly provided, otherwise in an Award Agreement, in the event of a Change-in-Control of the Company as defined in Section 14.2 below, all Awards under the Plan shall vest 100%, whereupon all Options shall become exercisable in full, the restrictions applicable to Restricted Stock shall terminate, and Performance Units and Performance Shares shall be paid out based upon the extent to which performance goals during the performance period have been met up to the date of the Change-in-Control, or at target, whichever is higher, and all Other Awards shall be paid out based on the terms thereof.

14.2 Definition. For purposes of the Plan, a “Change-in-Control” shall mean any of the following events:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary, or (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 25~~10~~% or more of the total voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (the “Voting Stock”), provided, however, that the following shall not constitute a Change-in-Control: (A) such person becomes a beneficial owner of 25~~10~~% of more of the Voting Stock as the result of an acquisition of such stock directly from the Company, or (B) such person becomes a beneficial owner of 25~~10~~% or more of the Voting Stock as a result of the decrease in the number of outstanding shares caused by the repurchase of shares by the Company, or (C) such person becomes a beneficial owner of ~~10~~25% or more of the Voting Stock without any plan or intention to seek or affect control of the Company, if such person promptly enters into an irrevocable commitment promptly to divest, and thereafter promptly divests, such shares of Voting Stock so that such person ceases to beneficially own 25~~10~~% or more of the Voting Stock; provided, further, that in the event a person described in clause (A) or (B) shall thereafter increase (other than in circumstances described in clause (A) or (B)) beneficial ownership of stock representing more than 1% of the Voting Stock, such person shall then be deemed to become a beneficial owner of 25~~10~~% or more of the Voting Stock for purposes of this paragraph (a), provided such person continues to beneficially own 25~~10~~% or more of the Voting Stock after such subsequent increase in beneficial ownership, or

(b) during any period of two consecutive years, individuals, who at the beginning of such period constitute the Board of Directors of the Company, and any new director, whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or

(c) the consummation of, a reorganization, merger or consolidation, the sale or other disposition of all or substantially all of the assets, or a similar transaction or series of transactions involving the Company (a “Business Combination”) in each case, unless (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of the Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership, immediately prior to the Business Combination of the Voting Stock of the Company, and (2) at least a majority of the members of the board of directors of the Company or such corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Incumbent Board, providing for such Business Combination; or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

The Board has final authority to determine the exact date on which a Change-in-Control has been deemed to have occurred under (a), (b), (c) and (d) above.

Section 15.    Amendment, Modification and Termination of Plan

15.1 Amendment, Modification, Suspension and Termination of Plan. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant.

Section 16.    Tax Withholding

16.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

16.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of awards granted hereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which would be imposed on the transaction; provided, however, that in the event a deferral election is in effect with respect to the shares deliverable upon exercise of an Option, then the Participant may only elect to have such withholding made from the Stock tendered to exercise such Option. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Section 17.    Indemnification

17.1 Indemnification. Each Person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 18.    Requirements of Law

18.1 Requirements of Law. The granting of Awards and the issuance of shares of Stock upon the exercise of an Option shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.2 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

18.3 Code Section 409A. Anything under the Plan or an Award Agreement to the contrary notwithstanding, to the extent applicable, it is intended that any Awards under the Plan which provide for a “deferral of compensation” subject to Section 409A of the Code and rules, regulation and guidance issued thereunder (collectively, Code Section 409A) shall comply with the provisions of Code Section 409A and the Plan and all applicable Awards shall be construed and applied in a manner consistent with this intent. In furtherance thereof, any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to a Participant upon a separation from service of the Participant (within the meaning of Treasury Regulation Section 1.409A-1(h)) (other than due to the Participant’s death), occurring while the Participant shall be a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Corporation or applicable Subsidiary, shall not be paid until the earlier of (x) the date that is six months following such separation from service or (y) the date of the Participant’s death following such separation from service.

18.4 TARP/Capital Purchase Program. Anything in this Plan or an Award Agreement to the contrary notwithstanding, it is intended that this Plan and Awards granted hereunder comply with the requirements of the Emergency Economic Stabilization Act of 2008 (“EESA”) and/or requirements of the TARP Capital Purchase Program (“CPP”) (and the guidance or regulations issued thereunder by the United States Treasury Department at 31 CFR Part 30, effective October 20, 2008 (the “CPP Guidance”) applicable to the Company, including, but not limited to, provisions limiting payment of “golden parachute payments,” requiring that the Company may recover (“claw-back”) bonus and incentive compensation to in certain circumstances, and precluding bonus and incentive arrangements that encourage unnecessary or excessive risks that threaten the value of Company, in each case within the meaning of EESA and the CPP Guidance and only to the extent applicable to Company and a Participant. The application of this Section 18.4 is intended to, and shall be interpreted, administered and construed to, comply with Section 111 of EESA and the CPP Guidance and, to the maximum extent consistent with this Paragraph 18.4 and such statute and regulations, to permit the operation of the Plan and each Award in accordance with the terms and provision thereof before giving effect to the provisions of this Section 18.4, EESA or the CPP Guidance.

ONE PIERCE PLACE P.O. BOX 459 ITASCA, IL 60143

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 19, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY Materials

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 19, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☐	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIRST MIDWEST BANCORP, INC.
Vote on Proposals (The Board of Directors recommends a vote FOR each of these Proposals.)
								For	Against	Abstain
1.	Election to the Board of Directors of the following 7 Director Nominees (The Board of Directors recommends a vote FOR each of these nominees):					3.	Approval of certain amendments to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan.	☐	☐	☐
	Nominees:		For	Against	Abstain
	1a.	Barbara A. Boigegrain	☐	☐	☐
	1b.	Bruce S. Chelberg	☐	☐	☐
	1c.	Joseph W. England	☐	☐	☐
	1d.	Patrick J. McDonnell	☐	☐	☐			For	Against	Abstain
	1e.	Robert P. O’Meara	☐	☐	☐	4.	Advisory (non-binding) vote to approve executive compensation.	☐	☐	☐
	1f.	Thomas J. Schwartz	☐	☐	☐
	1g.	Michael L. Scudder	☐	☐	☐

			For	Against	Abstain
2.	Advisory (non-binding) vote ratifying the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2009.		☐	☐	☐

Important

Please sign this proxy card exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the nominees above is unable to serve.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Form 10K, Telephone/Internet insert (BR supplied) is/are available at www.proxyvote.com.

Proxy Solicited on Behalf of the Board of Directors

Annual Meeting of Stockholders to be Held May 20, 2009

The signatory hereby appoints Paul F. Clemens and Cynthia A. Lance, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Common Stock of First Midwest Bancorp, Inc. held of record by the signatory on March 23, 2009, at the 2009 Annual Meeting of Stockholders to be held on May 20, 2009 and at any adjournment or postponement thereof. The signatory hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2009 Annual Meeting of Stockholders, the Proxy Statement in connection with such meeting and the 2008 Annual Report to Stockholders is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any direction, it will be voted “FOR” all four proposals and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting. If the shares represented by this proxy are issued to or held for the account of the signatory under the Company’s employee benefit plans, then the signatory hereby directs the trustee to vote such shares as designated on the reverse side.

Continued and to be signed on reverse side